Filed Pursuant to Rule 424(b)(5)

Registration No. 333-259092

Registration No. 333-259277

Prospectus

Sphere 3D Corp.

Common Shares

Preferred Shares

Debt Securities

Warrants

Units

We may offer and sell from time to time common shares, preferred shares, debt securities, warrants and units of Sphere 3D Corp. in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. The securities offered by this prospectus will have an aggregate offering price of up to $250,000,000. The preferred shares, debt securities, warrants and units may be convertible into or exercisable or exchangeable for our common shares or other securities. This prospectus provides you with a general description of the securities we may offer.

Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

We may sell the securities independently or together with any other securities registered hereunder through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our principal executive offices are located at 895 Don Mills Road, Building 2, Suite 900, Toronto, Ontario, Canada, M3C 1W3. Our telephone number is +1 (858) 571-5555 and our Internet website address is www.sphere3d.com. Our common shares are listed on the Nasdaq Capital Market under the symbol “ANY.”

Investing in our securities involves risks. See the “Risk Factors” section on page 12 of this prospectus, and those contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus, including any prospectus supplement and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2021

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ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

●	“shares” or “common shares” refer to our common shares, no par value per share;

●	“$” and “dollars” refer to the legal currency of the United States; and

●	“we,” “us,” “our company,” “our group” and “our” refer to Sphere 3D Corp. and its subsidiaries.

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process permitted under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we may sell our shares, debt securities, warrants and units or any combination of any of the foregoing having an aggregate initial offering price of up to $250,000,000 from time to time in one or more offerings on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system, and all information filed with the SEC can be obtained over the internet at this website. We also maintain a website at www.sphere3d.com, but information contained on, or linked from, our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of quarterly reports and proxy statements, and officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement through the SEC’s website at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into the prospectus the documents listed below:

●	our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on April 9, 2021 (the “2020 Annual Report”);
●	our reports of foreign private issuer on Form 6-K dated April 12, 2021; April 23, 2021; April 27, 2021; May 12, 2021; May 12, 2021; May 14, 2021; May 25, 2021; May 27, 2021; June 3, 2021; June 9, 2021; July 15, 2021; August 6, 2021; August 16, 2021; August 16, 2021; August 25, 2021; and August 26, 2021; and

●	with respect to each offering of the securities under this prospectus, all of our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Our 2020 Annual Report contains a description of our business and audited consolidated financial statements with reports by our independent auditors. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Sphere 3D Corp.
895 Don Mills Road, Bldg. 2, Suite 900
Toronto, Ontario, Canada M3C 1W3
Attn: Peter Tassiopoulos, Chief Executive Officer
(858) 571-5555

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, or as otherwise set forth therein.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the information incorporated by reference herein, contain forward-looking statements that reflect our current expectations and views of future events. Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigations Reform Act of 1995.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements relating to:

●	our mission and strategies;

●	our future business development, financial condition and results of operations;

●	our proposed merger with Gryphon Digital Mining, Inc.

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding our relationships with borrowers and institutional partners;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry and the industry of any companies that we may acquire; and

●	the impact of COVID-19.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. You should thoroughly read this prospectus, any prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. In addition, the rapidly changing nature of the online consumer finance industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus or any prospectus supplement, or the information incorporated by reference herein, relate only to events or information as of the date on which the statements are made in such document. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

OUR COMPANY

Overview

We provide information technology solutions for stand-alone data storage and technologies that converge the traditional silos of compute, storage and network into one integrated hyper-converged or converged solution. We provide enterprise storage management solutions, and the ability to connect to public cloud services such as Microsoft Azure, for additional delivery options and hybrid cloud capabilities. Our integrated solutions include a patented portfolio for operating systems for storage, proprietary virtual desktop orchestration software, and proprietary application container software. Our software, combined with commodity x86 servers, or purpose-built appliances, deliver solutions designed to provide application mobility, security, data integrity and simplified management. These solutions can be deployed through a public, private or hybrid cloud and are delivered through a global reseller network and professional services organization. We have a portfolio of brands including SnapServer®, HVE and UCX, dedicated to helping customers achieve their IT goals.

Recent Developments

Proposed Merger with Gryphon Digital Mining, Inc. On June 3, 2021, we entered into an Agreement and Plan of Merger dated as of June 3, 2021 (the “Merger Agreement”) among our company, our wholly-owned subsidiary, Sphere GDM Corp., and Gryphon Digital Mining, Inc. (“Gryphon”), a privately-held company focused on the mining of bitcoin using renewable energy. Upon completion of the merger, we plan to change our corporate name to Gryphon Digital Mining, Inc. Additional information regarding the business of Gryphon is set forth below under the caption “Description of Gryphon Digital Mining, Inc. – Business.”

As consideration for the proposed merger transaction, we will issue 111,000,000 common shares to the shareholders of Gryphon, subject to adjustment, such that on closing, our pre-merger shareholders will own a minority of the combined company and Gryphon’s pre-merger shareholders will own a majority of the combined company, each on a fully-diluted basis. The merger, which is expected to close in the fourth quarter of 2021, is subject to the approval of the stockholders of each company, as well as other closing conditions, including the receipt of approval by Nasdaq of the continued listing of our common shares on the Nasdaq stock exchange and the receipt of certain other applicable regulatory approvals. The proposed merger transaction has been approved by the board of directors of both companies. PGP Capital Advisors, LLC acted as our financial advisor with respect to the Merger Agreement and has provided a fairness opinion in support of the transaction to our board of directors. The closing of the merger agreement is subject to customary closing conditions for a transaction of this nature and may be terminated by the parties under certain circumstances.

Following the proposed merger, Rob Chang, the Chief Executive Officer of Gryphon, will be appointed to serve as the post-merger combined company’s chief executive officer. In addition, several members of the Gryphon leadership team will take key roles in the post-merger company. The board of directors for the post-merger combined company will be comprised of seven directors, including two members from our current board of directors. A description of the board of directors and executive management of Gryphon, including biographical information regarding the individuals who will be joining our board of directors and management team, is set forth below under the caption “Description of Gryphon Digital Mining, Inc. – Management.”

Agreement with Hertford Advisors Ltd. On July 31, 2021, we entered into an agreement (the “Hertford Agreement”) with Hertford Advisors Ltd. (“Hertford”), a privately-held company that provides turnkey bitcoin mining solutions, to provide a six-month exclusive right to assume all of Hertford’s rights to purchase agreements (the “Bitcoin Agreements”) for the purchase of up to 60,000 new bitcoin mining machines (“miners”).

Pursuant to the Hertford Agreement, in exchange for the assignment by Hertford of the rights to the Bitcoin Agreements, for which we have the right, but not the obligation, to complete, and subject to receipt of all necessary regulatory approvals and execution of the definitive agreements, we will issue to Hertford our common shares, as well as shares of a new series of our preferred stock, based upon the achievement of certain milestones. Those milestones include the assumption of two additional contracts, in addition to the Bitcoin Agreements, for the purchase of up to an additional 160,000 miners (for a total of 220,000 miners), and the right to complete negotiations to secure a long-term contract for a 200,000-square-foot crypto mining facility to be supplied with up to 1GW of carbon-neutral power and 1GW of power from the grid as backup, for which the lessor will contractually agree to offset all carbon emissions when grid power is utilized. If all purchase contracts are executed, for which there can be no assurance, we will have 21.5 Exahash of computing power. Upon assignment of the contracts, we will issue to Hertford an aggregate of 4,500,000 common shares. Additional consideration will be granted as other key milestones are achieved. The shares issued by us will be subject to lock up and leak out agreements, with the initial release starting six months after issuance of the securities, and continuing until two years following the issuance of the securities.

As a result of the Hertford Agreement, we have successfully assumed and executed a Bitcoin Agreement directly with the manufacturer for the purchase of up to 60,000 miners, with deliveries to commence in November 2021 and to continue over the course of the next ten months. Upon completion of delivery of these 60,000 miners, we will have 5.7 Exahash of computing power.

July 2021 Purchase Agreement. On July 12, 2021,  we entered into and closed on a Securities Purchase Agreement with two institutional investors for the issuance of an aggregate of $10,000,000 worth of our newly established Series G Convertible Preferred Stock, and the issuance to the investors of an aggregate of 2,000,000 warrants to purchase our common shares, which warrants have a term of three years, and an exercise price of $4.00 per share.  The conversion price per share for the Series G Convertible Preferred Stock shall be equal to the lower of (i) 80% of the average of the three (3) lowest volume weighted average prices of the common shares during the ten trading days immediately preceding, but not including, a conversion date and (ii) $2.75, subject to adjustment, provided, however, that in no event shall the conversion price be lower than $1.00 per share or higher than $2.75 per share, subject to adjustment as set forth therein.  Until we obtain the approval of our shareholders to do so, (a) the Series G Convertible Preferred Stock can only be converted into a maximum of 4,400,000 common shares and (b) the warrant may not be exercised.

August 2021 Purchase Agreements. On August 25, 2021,  we entered into purchase agreements by and among us and the investors party thereto for the purchase and sale of 2,488,530 units for aggregate gross proceeds of $10.6 million, with each unit consisting of (i) one common share of our company, (ii) a warrant to purchase one common share of our company exercisable at any time on or before the 3rd year anniversary date at an exercise price of $6.50 per share, and (iii) a warrant to purchase one common share of our company exercisable at any time on or before the 3rd year anniversary date at an exercise price of $7.50 per share.

Our Products and Service

Our product offerings consist of the following disk systems: (i) HVE Converged and Hyper-converged Infrastructure; (ii) G-Series Appliance and G-Series Cloud; and (iii) Open Virtual Format SnapServer® Network Attached Storage Solutions. In addition to our product offering, we provide on-site service and installation options, round-the-clock phone access to solution experts, and proof of concept and architectural design offerings. We are able to provide comprehensive technical assistance on a global scale.

The following table summarizes the sales mix of products and service (in thousands) for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
Disk systems	$2,347	$3,086	$6,108
Service	2,501	2,493	2,922
Total	$4,848	$5,579	$9,030

We divide our worldwide sales into three geographical regions: Americas; APAC, consisting of the Asia Pacific countries; and EMEA consisting of Europe, the Middle East and Africa. The following table summarizes net revenue by geographic area (in thousands) for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
Americas	$4,844	$5,023	$8,044
APAC	—	356	534
EMEA	4	200	452
Total	$4,848	$5,579	$9,030

Disk Systems

HVE Converged and Hyper-converged Infrastructure

In 2017, we acquired HVE Inc. (“HVE”), a technology provider of next generation converged and hyper-converged infrastructure dedicated to creating Manageable, Scalable, Reproducible, and Predictable (“MSRP”) solutions based on virtualization technologies running on high-performance, next generation platforms. HVE solutions are engineered, purpose-built converged and hyper-converged virtual workspace and server solutions that support a distributed architecture, scalable with predictable performances, and come bundled with continuous active monitoring. HVE product can include support for our Desktop Cloud Orchestrator™ based on customer requirements.

●	The HVE-STACK high-density server provides the computer and storage appliance for the data center and is ideal for high performance computing, cloud computing and virtual desktop infrastructure (“VDI”). The modular design and swappable components include hard drives and power supplies intended to improve the efficiency of data center deployment.

●	The HVE-VELOCITY High-Availability Dual-Enclosure storage area network (“SAN”) provides data reliability and integrity for optimal data storage, protection and recovery. It also provides a unified network attached storage (“NAS”) and SAN solution with thin provisioning, compression and deduplication. The HVE-VELOCITY platform is designed to eliminate single points of failure. The 12GSAS SSD design allows for faster access to data. It is optimized for mission-critical, enterprise-level storage applications.

●	The HVE 3DGFX is a VDI solution that offers hardware and software technologies to provide an appliance that can handle from eight to up to 128 high demand users in a single 2U appliance. The HVE 3DGFX was designed and engineered as a purpose-built solution based upon the MSRP engineering approach.

G-Series Appliance and G-Series Cloud

The G-Series appliance powered by Glassware containerization technology is designed to simplify Windows application migration and to enable access from any device including Macintosh, Windows, iOS, Chrome OS, and Android. The G-Series appliance is optimized for simplicity, flexibility and scalability. Through Glassware, a Microsoft Windows® based container technology, organizations looking to migrate applications to the cloud can quickly deploy a solution for virtualizing 16-bit, 32-bit, or 64-bit applications with their native functionality intact. For the provisioning of a 16-bit application to the G-Series appliance, users will often require advanced technical skills to set-up the application, or can contract professional services from us, or one of our certified system integrators. End users can access the containerized applications from cloud-connected devices (iOS, Android or Windows), through a lightweight downloadable app or simply from a browser. The G-Series appliance is designed to eliminate the complex tasks of designing, implementing and maintaining application hosting environments and provides improved application session density and scale when compared to traditional hypervisor-based virtualization solutions.

G-Series Cloud is an offering available through Microsoft Azure and was developed to provide a virtual appliance that can be deployed from the Azure Marketplace to eliminate the task of designing, implementing and maintaining localized application-hosting environments and their related hardware. G-Series Cloud is pre-configured, can be deployed in minutes and provides for a billing model based on usage.

SnapServer® Network Attached Storage Solutions

Our SnapServer® solutions are a platform for primary or nearline storage, and deliver stability and integration with Windows®, UNIX/Linux, and Macintosh environments. For virtual servers and database applications, the SnapServer® family supports iSCSI block-level access with Microsoft VSS and VDS integration to simplify Windows management. For data protection, the SnapServer® family offers RAID protection, and snapshots for point-in-time data recovery. The SnapServer XSR Series™ products support DynamicRAID® and traditional RAID levels 0, 1, 5, 6, and 10. The Snap family of products, SnapCLOUD®, and SnapServer®, have integrated data mobility tools to enable customers to build private clouds for sharing and synchronizing data for anytime, anywhere access.

●	The SnapServer® XSR40 is a 1U server that can be configured with up to four SATA III and SSD drives, and can scale to 400 TB of storage capacity by adding up to three SnapExpansion XSR™ enclosures.

●	The SnapServer® XSR120 is a 2U server that can be configured with up to 12 SATA III, SAS and SSD drives, and can scale to 960 TB of storage capacity by adding up to seven SnapExpansion XSR™ enclosures.

Our GuardianOS® storage software is designed for the SnapServer® family of enterprise-grade NAS systems and delivers simplified data management and consolidation throughout distributed information technology environments by combining cross-platform file sharing with block-level data access on a single system. The flexibility and scalability of GuardianOS® assists with the cost of ownership of storage infrastructures for small and medium businesses to large Fortune 500 enterprises. In addition to a unified storage architecture, GuardianOS® offers highly-differentiated data integrity and storage scalability through features, such as DynamicRAID®, centralized storage management and a comprehensive suite of data protection tools.

Our Snap Enterprise Data Replicator provides multi-directional WAN-optimized replication. Administrators can automatically replicate data between SnapServer®, Windows, and Linux systems for data distribution, data consolidation, and disaster recovery.

Organizational Structure

The following sets forth our direct and indirect wholly-owned subsidiaries at June 30, 2021.

Name of subsidiary	Jurisdiction of Incorporation or Organization
Sphere 3D Inc.	Ontario, Canada
V3 Systems Holdings, Inc.	Delaware, United States
HVE Inc.	Delaware, United States
101250 Investments Ltd.	Turks & Caicos Islands
S3D Nevada Inc.	Nevada, United States
Sphere GDM Corp.	Delaware, United States
Minority Equality Opportunities Acquisition Sponsor, LLC	Delaware, United States
Sustainable Earth Acquisition Opportunities Sponsor, LLC	Delaware, United States

DESCRIPTION OF GRYPHON DIGITAL MINING, INC.

Business

Overview

Founded in October 2020, Gryphon is a development-stage bitcoin mining company based in Las Vegas, Nevada. Gryphon’s mission is to create the world’s largest fully integrated pure play Bitcoin miner with a zero carbon footprint, and its long-term strategy is to be an industry leader in Bitcoin mining and to become the first vertically-integrated Bitcoin miner with wholly-owned 100% renewable energy. Gryphon’s long-term goal is to build its own Bitcoin mining facilities to include a wholly-owned multi-gigawatt renewable energy generation facility to power its Bitcoin miners. Its revenue model is to mine Bitcoin, then sell the Bitcoin that it mines to pay its operating expenses and for the foreseeable future, to reinvest in operational expansion.

Gryphon’s operations will encompass the following:

●	Self-Mining: Gryphon intends to purchase a target number of up to 20,000 Bitcoin Application-Specific Integrated Circuit (“ASIC’) mining computers, referred to as “miners,” that Gryphon will install and operate at a third-party hosted facility located in upstate New York. Gryphon expects to purchase up to 60 megawatts of hosted electricity to power its Bitcoin miners from Bitmain Technologies Limited (“Bitmain”) and believes that its best-in-class energy costs, currently estimated to be as low as $0.013 per kWh, will provide Gryphon with a significant competitive advantage. Revenue generated by the mining of Bitcoin measured on a dollar per megawatt-hour, or MWh, basis is variable and depends on the price of Bitcoin, the measure of difficulty, transaction volume and global hash rates. As Gryphon has ordered, but not yet installed, its Bitcoin miners, Gryphon has not generated any revenues from its proposed Bitcoin mining business.

●	ESG-Led Mining: Gryphon will be an ESG-committed Bitcoin miner and is planning to be the world’s first carbon-negative Bitcoin miner. As such, Gryphon will not contemplate mining Bitcoin other than with 100% renewable energy as its power source.

Gryphon expects to launch its operations in September 2021 upon the receipt of the first of 12 batches of 600 Bitmain S19J Pro miners. The subsequent 11 batches, each of 600 miners, are scheduled to arrive monthly thereafter, with the final batch scheduled for delivery in July 2022.

Competition

Gryphon’s primary competitors are Marathon Digital Holdings Inc., Riot Blockchain Inc., Hive Blockchain Technologies Ltd., Hut 8 Mining Corp., and Bitfarms Ltd. The following charts briefly describe these competitors’ mining capacity and enterprise value as of June 28, 2021:

Competitive Advantages

Gryphon believes its ability to access reliable, low-cost power will be its major competitive advantage. Power cost comprises approximately 80% of mining costs. Currently, lowest cost of power drives competitive advantages. Gryphon believes its projected best-in-class estimated energy costs, estimated to be as low as $0.013 per kWh, will provide it with a major competitive advantage over competitors. Gryphon’s long-term vision is to build a wholly-owned renewable energy supply upon economic viability.

Technological advancements drive the decline in renewable energy costs. Gryphon plans to build a wholly-owned renewable, off grid energy source as soon as economically viable. The availability of liquid immersion technology would extend the life of machines at least 20%.

Gryphon believes it has strong relationships with equipment manufacturers. It is challenging to acquire the latest equipment due to significant market demand and limited current supply. Gryphon has deep relationships with suppliers, which it believes will allow it to gain access to the latest equipment. Gryphon will have access to 90 MW upon delivery of equipment.

Bitcoin Mining Difficulty
100,000,000,000,000
1,000,000,000,000
10,000,000,000
100,000,000
1,000,000
10,000
100
1
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
CPU
GPU
FPGA
ASIC 130 nm chip
ASIC 110 nm chip
ASIC 55 nm chip
ASIC 28 nm chip
ASIC 20 nm chip
ASIC 16 nm chip
ASIC 14 nm chip
ASIC 10 nm chip
ASIC 7 nm chip

Operational Strategy

Gryphon is planning to partner with the largest digital currency data center in the world and Gryphon expects that its electricity and operations costs will be as low as $0.013/kWh. Gryphon’s profit sharing model has an average operating expense of approximately $0.034 kWh. Gryphon’s future partner’s facility currently has 170 MW of capacity, expandable to 400 MW.

Gryphon’s operational strategy will evolve over the next five years as Gryphon scales its operations in a thoughtful, capital-efficient manner. In Phase I, which will cover approximately the 12-month period following the date of this prospectus, Gryphon will operate as a traditional Bitcoin miner in an asset-light manner with its machines hosted at a third-party facility, enabling Gryphon to focus its capital expenditures on revenue-generating assets, i.e., the acquisition of Bitcoin miners. During this time period, Gryphon will target ramping its Bitcoin mining operations up to ~2,000 PH/S. During Phase II, which Gryphon expects will cover the time period of 12 to 36 months from the date of this prospectus, Gryphon plans to vertically integrate its Bitcoin mining operations with the development of an off-grid renewable energy facility in conjunction with a power development partner. In this phase, Gryphon will leverage third-party demand for renewably-powered Bitcoin mining facilities to finance the construction of a 1.25 GW facility powered by wind and solar energy. The development of this facility will enable Gryphon to vertically integrate, thus reducing its variable costs, scale its Bitcoin mining operations with minimal constraint, and open an additional revenue stream through the provision of hosting services. In Phase III, Gryphon expects to scale its renewable energy facility in increments of 1 – 2 GW per year, enabling Gryphon to expand the range of services it will offer and to become one of the largest renewable energy powered data centers in the world.

The diagram below presents Gryphon’s growth strategy in graphic terms.

Intellectual Property

Gryphon hold no patents, copyrights, trademarks or licensing agreements.

Government Regulation

Government regulation of blockchain and Bitcoin is being actively considered by the United States federal government via a number of agencies and regulatory bodies, as well as similar entities in other countries. State government regulations also may apply to Gryphon’s Bitcoin mining activities and other related activities in which Gryphon participates or may participate in the future. Certain regulatory bodies have shown an interest in regulating or investigating companies engaged in the blockchain or Bitcoin business.

Regulations may substantially change in the future and it is presently not possible to know how regulations will apply to Gryphon’s businesses, or when they will be effective. As the regulatory and legal environment evolves, Gryphon may become subject to new laws and to further regulation by the SEC and other federal or state agencies, which may affect Gryphon’s Bitcoin mining and other related activities. For additional discussion regarding Gryphon’s belief about the potential risks existing and future regulation pose to Gryphon’s business, see “Risk Factors” herein.

Environmental Considerations

Environmental considerations are a top priority for Gryphon. Gryphon was founded explicitly as an ESG-led company. This means that Gryphon will limit the provision of electricity to its Bitcoin mining activities to facilities using 100% carbon-free energy or require the purchase of carbon credits to ensure carbon neutrality. Gryphon recognizes that a byproduct of the acquisition of Bitcoin mining equipment from the existing supply chain is a carbon footprint. This is why Gryphon has purchased 125,000 carbon credits, which offsets Gryphon’s current machine order by more than 100x.

Gryphon’s Management

The following table sets forth the name and position of each of Gryphon’s current executive officers, directors.

Name	Position	Age	Term of Office
Rob Chang	Chief Executive Officer and Director	43	From January 14, 2021
Dan Tolhurst	President and Director	40	From October 22, 2020
Brittany Kaiser	Director	33	From December 21, 2020
Richard Cooperstein	Director	55	From December 10, 2020
Joseph Nejman	Director	41	From December 10, 2020

Rob Chang, CEO and Director

Rob Chang has served as Gryphon’s Chief Executive Officer and as a director since January 14, 2021. Mr. Chang has also been a director of Fission Uranium Corp., a company engaged in the acquisition, exploration and development of uranium resources in Canada, since April 2018, a director of Ur-Energy Inc. (NYSE:URG), a premier uranium mining company, since March 2018, and a director of Shine Minerals Corp., an exploration and mineral mining company, since November 2018. Prior to that, from August 2019 to January 2021, Mr. Chang was an Independent Consultant for traditional mining and crypto currency companies Hive Blockchain Technologies LTD (NASDAQ:HVBT). From July 2018 to March 2020, Mr. Chang was a director of District Metals Corp., a company engaged in the exploration and development of prospective mineral properties. From February 2018 to August 2019, Mr. Chang served as CFO of Riot Blockchain, Inc. (NASDAQ:RIOT), a Bitcoin mining company, and oversaw the company’s business operations, investor relations and finances. From January 2011 to January 2018, Mr. Chang was the managing director and Head of Metals and Mining Research of Cantor Fitzgerald. Mr. Chang graduated from the Rotman School of Management at University of Toronto with his MBA in 2006.

Dan Tolhurst, President and Director

Dan Tolhurst is Gryphon’s co-founder and has served as Gryphon’s President since its inception and as a director since July 27, 2021. Prior to that, Mr. Tolhurst was a senior manager of content strategy and analysis at Netflix Inc. (NASDAQ:NFLX), an international streaming service. Mr. Tolhurst was a director and responsible for corporate strategy and business development at the Walt Disney Company (NYSE:DIS), the leading diversified international family entertainment and media enterprise, from January 2016 to May 2018. Mr. Tolhurst graduated from Richard Ivey School of Business in 2009, Osgoode Hall Law School in 2006 and Richard Ivey School of Business in 2003.

Brittany Kaiser, Director

Brittany Kaiser has served as a Gryphon Director since December 21, 2020. Ms. Kaiser is also an independent director of Lucy Scientific Discovery Inc., a Mescaline, DMT and Psilocybin research company, since December 2020, Chief Executive Officer and director of Achayot Partners LLC, a digital asset consulting firm, since April 2019, President and director of Own Your Data Foundation, a non-profit foundation focused on democratizing digital intelligence, since August 2019 and co-founder of Digital Asset Trade Association, a leading advocacy group for Distributed Ledger Technology, since February 2018. Prior to that, Ms. Kaiser served as business development director at SCL USA Inc., a public relations company, from March 2017 to January 2018 and SCL Group Ltd. (UK), a behavioural research and strategic communication company, from February 2015 to March 2017. Ms. Kaiser graduated from Middlesex University School of Law in 2015.

Richard Cooperstein, Director

Richard Cooperstein has served as a Gryphon Director since December 10, 2020. Mr. Cooperstein is also a senior managing partner of Media Investment Group, an investment and advisory company for digital media and technology, since 2009. Mr. Cooperstein has also worked in various capacities for MIG investment companies, portfolio, and affiliates in various sectors including in TMT and others, including as interim CFO, EVP, Head of Corp development, advisor. Mr. Cooperstein graduated from Harvard University with his MBA in 1995.

Joseph Nejman, Director

Joseph Nejman has served as a Gryphon Director since December 21, 2020. He has served as the CEO of ShareRails LLC, an online marketplace, since co-founding the company in 2015 and as Managing Partner of Next Chain Labs Inc., an administrative and general management consulting service, since 2019.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 3. Key Information—D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated into this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and in any applicable prospectus supplement and in the other documents incorporated by reference into this prospectus, before investing in any of the securities that may be offered or sold pursuant to this prospectus. These risks and uncertainties and other risks and uncertainties not presently known to us or that we currently believe are immaterial, could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

In addition to the risk factors and uncertainties relating to our company and our business that are incorporated by reference herein, in connection with our proposed merger with Gryphon (the “Merger”) you should consider the following additional risks and uncertainties that could affect our post-merger company and materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

Risks Relating to the Business Combination

The expected benefits of the Merger may not be realized.

To be successful after the Merger, we will need to combine and integrate the operations of our company and Gryphon. Integration will require substantial management attention and resources and could detract attention and resources from our day-to-day business. We could encounter difficulties in the integration process, such as:

●	complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating different assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, clients, employees, lenders, and other constituencies;

●	the loss of key employees, customers, suppliers, vendors and partners;

●	insufficient capital and liquidity to achieve the business plan;

●	the inability of the combined company to meet its cost expectations; and

●	potential unknown liabilities and unforeseen increased expenses or delays associated with the Merger.

If we cannot integrate Gryphon’s business successfully, we may fail to realize the expected benefits of the Merger. In addition, there is no assurance that all of the goals and anticipated benefits of the Merger will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that neither we nor Gryphon controls. These factors include such things as the reactions of third parties with whom contracts are entered into and with which business is undertaken and the reactions of investors and analysts.

In addition, we and Gryphon have operated and, until the completion of the Merger, will continue to operate independently. It is possible that the integration process could result in diversion of the attention of each company’s management which could adversely affect each company’s ability to maintain relationships with customers, clients, employees, and other constituencies or our ability to achieve the anticipated benefits of the Merger, or could reduce each company’s operating results or otherwise adversely affect our business and financial results following the Merger.

A market for our securities may not be sustained, which would adversely affect the liquidity and price of its securities.

Following the Merger, the price of our securities may fluctuate significantly due to the market’s reaction to the Merger and general market and economic conditions. An active trading market for our securities following the Merger may not be sustained.

We may not realize anticipated growth opportunities.

We expect that we will realize growth opportunities and other financial and operating benefits as a result of the Merger; however, we cannot predict with certainty if or when these growth opportunities and benefits will occur, or the extent to which they actually will be achieved.

Following the consummation of the Merger, Gryphon’s existing stockholders will control us and their interests may conflict with yours in the future.

Immediately following the closing of the anticipated Merger, Gryphon’s existing stockholders will own a majority of our outstanding common shares. Each of our common shares initially entitles its holders to one vote on all matters presented to shareholders generally. Accordingly, those owners, if voting in the same manner, will be able to control the election and removal of the majority of our directors and thereby determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of the articles and by-laws and other significant corporate transactions of us for so long as they retain significant ownership. This concentration of ownership may delay or deter possible changes in control of us, which may reduce the value of an investment in the our common shares. So long as Gryphon’s existing stockholders continue to own a significant amount of the combined voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions.

Nasdaq may not continue to list our securities on its exchange, and if they do continue to be listed we may be unable to satisfy Nasdaq listing requirements in the future, which could limit investors’ ability to effect transactions in its securities and subject it to additional trading restrictions.

As a result of the proposed Merger, we intend to re-apply for listing of our shares on the Nasdaq Capital Market. While we will apply to have our shares and warrants listed on Nasdaq upon consummation of the Merger, we must meet Nasdaq’s initial listing requirements. We may be unable to meet those requirements. Even if our securities are listed on Nasdaq following the Merger, we may be unable to maintain the listing of its securities in the future.

If we fail to meet the initial listing requirements and Nasdaq do not list our securities on its exchange, or if we are delisted, there could be significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	a limited amount of news and analyst coverage of us; and

●	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

The Merger will result in changes to our board of directors and management that may affect the strategy and operations of the combined company as compared to that of Gryphon and our company as they currently exist.

If the Merger is completed, the composition of our board of directors and management team will change. Upon completion of the Merger, we expect our board of directors to be comprised of nine members. Our board of directors currently consists of four members, and on closing of the Merger, certain members of our board of directors is anticipated to resign and additional board members designated by Gryphon will be appointed to the our board of directors.

There can be no assurance that our newly constituted board of directors and new management will function effectively as a team and that there will not be any adverse effect on our business as a result.

Uncertainties associated with the Merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations following the Merger.

The combined company will be dependent on the experience and industry knowledge of Gryphon and our officers and other key employees to execute its business plans. Our success after the Merger will depend in part upon our ability to retain key management personnel and other key employees. Gryphon’s and our current and prospective employees may experience uncertainty about their roles within our company following the Merger or other concerns regarding our operations following the Merger, any of which may have an adverse effect on our ability to attract or retain key management and other key personnel. Accordingly, no assurance can be given that we and Gryphon will be able to attract or retain key management personnel and other key employees until the Merger is consummated or following the Merger to the same extent that we and Gryphon have previously been able to attract or retain such employees.

We will continue to incur substantial costs and obligations as a result of being a public company.

As a publicly traded company, we will continue to incur significant legal, accounting and other expenses. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the Dodd-Frank Act, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and Nasdaq, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase our legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

Following the Merger, we may issue additional shares or other equity securities without your approval, which would dilute your ownership interest in us and may depress the market price of our common shares. Additionally, Gryphon stockholders and our shareholders will experience immediate dilution due to the issuance of our common shares upon the closing of the Merger.

If the parties consummate the Merger, we are expected to issue an aggregate common shares upon the closing of the Merger, which will dilute our current shareholders’ ownership of us. Additionally, we may issue additional shares or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants without shareholder approval in a number of circumstances.

The issuance of additional shares or other equity securities could have one or more of the following effects:

●	Our existing shareholders’ proportionate ownership interest will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding share may be diminished; and

●	the market price of our shares may decline.

If our performance following the Merger does not meet market expectations, the price of its securities may decline.

If our performance following the Merger does not meet market expectations, the price of our common shares may decline. The market value of our common shares at the time of the Merger may vary significantly from the price of our common shares on the date the Merger Agreement was executed, the date of this prospectus, or the date on which our shareholders vote on the Merger. Because the number of our common shares issued as consideration in the Merger will not be adjusted to reflect any changes in the market price of our common shares, the value of our common shares issued in the Merger may be higher or lower than the values of our shares on earlier dates.

In addition, following the Merger, fluctuations in the price of our common shares could contribute to the loss of all or part of your investment. To date, there has not been a public market for the equity interests of Gryphon, and trading in its common stock has not been active. Accordingly, the valuation ascribed to Gryphon and our common shares in the Merger may not be indicative of the price that will prevail in the trading market following the Merger. If an active market for our common shares develops and continues, the trading price of our shares following the Merger could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common shares and our common shares may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of our common shares following the Merger may include:

●	actual or anticipated fluctuations in our financial results or the financial results of companies perceived to be similar to it;

●	changes in the market’s expectations about its operating results;

●	success of competitors;

●	its operating results failing to meet market expectations in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the lithium-ion battery recycling industry and market in general;

●	operating and share price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting its business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of its shares available for public sale;

●	any significant change in our board or management;

●	sales of substantial amounts of shares by our directors, executive officers or significant shareholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of our common shares irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for technology or sustainability-related stocks or the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common shares also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The market price of our common shares may be affected by factors different from those affecting the our common shares or Gryphon’s common stock prior to consummation of the Merger.

Our business differs from that of Gryphon. Accordingly, the results of operations of the combined company and the market price of our common shares may be affected by factors different from those that previously affected the independent results of operations and the market price of the Gryphon’s common stock and our common shares.

Directors and officers have discretion in agreeing to changes or waivers to the terms of the Merger Agreement and related transactions, which may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our public shareholders’ best interest.

In the period leading up to the closing of the Merger, events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions taken by Gryphon or to waive rights to which we are entitled to under the Merger Agreement. These events could arise because of changes in Gryphon’s business, a request by Gryphon to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Gryphon’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be at our discretion, acting through our board of directors, to consent to such a request or action or waive such rights. The existence of the financial and personal interests of the directors described elsewhere in these risk factors may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the public shareholders and what he or she may believe is best for him or herself in determining whether or not to take the requested action or waive its rights. As of the date of this prospectus, we do not believe there will be any requests, actions or waivers that its directors and officers would be likely to make after shareholder approval of the Merger Proposal has been obtained.

We expect to incur significant, non-recurring costs in connection with consummating the Merger and related transactions.

We expect to incur significant, non-recurring costs in connection with consummating the Merger and other related transactions. We will pay all fees, expenses and costs it incurs or incurred on its behalf in connection with the Merger Agreement and the transactions contemplated thereby (including the Merger).

 Actions taken by our officers and directors to increase the likelihood of approval of the Merger could have a depressive effect on the price of our common shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our directors, officers and their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger, or enter into transactions with such investors and others to provide them with incentives to acquire common shares or vote their shares in favor of the Merger. As of the date of this prospectus, no such arrangement has been made with an existing investor. While the exact nature of any other incentive arrangements that may be entered into in the future has not been determined as of the date of this prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by such persons for nominal value. The purpose of such purchases and other transactions would be to increase the likelihood that the Merger is approved. Entering into any such arrangements may have a depressive effect on the price of our common shares. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the closing of the Merger for a price below market value.

Gryphon’s and our ability to successfully effect the Merger and successfully operate the business thereafter will depend largely upon the efforts of certain key personnel, including the key personnel of Gryphon, all of whom we expect to stay with us following the Merger. The loss of such key personnel following the Merger could adversely affect the operations and profitability of our business.

Our and Gryphon’s ability to recognize certain benefits of the Merger and successfully operate our business following the Merger will depend upon the efforts of certain key personnel of Gryphon. Although we and Gryphon expect all of such key personnel to remain with us following the Merger, the unexpected loss of key personnel may adversely affect our operations and profitability. In addition, our future success depends in part on our ability to identify and retain key personnel to succeed senior management. Furthermore, while we have closely scrutinized the skills, abilities and qualifications of the key Gryphon personnel that will be employed by us, our assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities we expect or those necessary to manage a public company, the operations and profitability of our business may be negatively impacted.

Following the Merger, our ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for its shares.

The trading market for our common shares will be influenced by the research and reports that industry or securities analysts may publish about it, our business, our market or our competitors. If no securities or industry analysts commence coverage of us, our share price would likely be less than that which would be obtained if we had such coverage and the liquidity, or trading volume of our shares may be limited, making it more difficult for a shareholder to sell shares at an acceptable price or amount. If any analysts do cover us, their projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of research analysts covering it. Similarly, if one or more of the analysts who write reports on us downgrades our shares or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

Subsequent to the consummation of the Merger, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although we have conducted a due diligence examination of Gryphon and its subsidiaries, we cannot assure you that this examination revealed all material issues that may be present in Gryphon’s business, or that factors outside of our and Gryphon’s control will not later arise. As a result, we may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that it may report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

We may be subject to securities litigation, which is expensive and could divert management attention.

Following the Merger, our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject us to significant liabilities.

Risks Related to Gryphon’s Business

Gryphon’s business, results of operations, and financial condition may be impacted by the recent coronavirus (COVID-19) outbreak.

With respect to the ongoing and evolving coronavirus (COVID-19) outbreak, which was designated as a pandemic by the World Health Organization on March 11, 2020, the outbreak has caused substantial disruption in international and U.S. economies and markets. The outbreak has potential to have an adverse impact on the digital mining industry and, if repercussions of the outbreak are prolonged, could have a significant adverse impact on Gryphon’s business, which could be material. Gryphon’s management cannot at this point estimate the impact of the outbreak on Gryphon’s business and no provision for this outbreak is reflected in the accompanying financial statements.

Gryphon is an early-stage company and has not yet generated any profits.

Gryphon was formed in October 2020 and has a limited history upon which an evaluation of Gryphon’s performance and future prospects can be made. Gryphon’s current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as Gryphon reacts to developments in its market, managing its growth and the entry of competitors into the market. Gryphon has had limited revenues generated since inception. There is no assurance that Gryphon will be profitable in the next three years.

Any valuation at this stage is difficult to assess.

Gryphon’s valuation is based upon a number of estimates and assumptions that may prove later to be inaccurate or incomplete. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

Gryphon’s loss of any of its management team, its inability to execute an effective succession plan, or its inability to attract and retain qualified personnel, could adversely affect Gryphon’s business.

Gryphon’s success and future growth will depend to a significant degree on the skills and services of its management, including Rob Chang, Gryphon’s Chief Executive Officer, and Dan Tolhurst, Gryphon’s President. Gryphon will need to continue to grow its management in order to alleviate pressure on its existing team and in order to continue to develop its business.  If Gryphon’s management, including any new hires that Gryphon may make, fails to work together effectively and to execute Gryphon’s plans and strategies on a timely basis, Gryphon’s business could be harmed.  Furthermore, if Gryphon fails to execute an effective contingency or succession plan with the loss of any member of management, the loss of such management personnel may significantly disrupt its business.

The loss of key members of management could inhibit Gryphon’s growth prospects.  Gryphon’s future success also depends in large part on its ability to attract, retain and motivate key management and operating personnel.  As Gryphon continues to develop and expand its operations, it may require personnel with different skills and experiences, and who have a sound understanding of Gryphon’s business and the Bitcoin industry.  The market for highly qualified personnel in this industry is very competitive and Gryphon may be unable to attract such personnel. If Gryphon is unable to attract such personnel, its business could be harmed.

As cryptocurrencies may be determined to be investment securities, Gryphon may inadvertently violate the Investment Company Act of 1940 and incur large losses as a result and potentially be required to register as an investment company or terminate operations and Gryphon may incur third-party liabilities.

Gryphon believes that it is not engaged in the business of investing, reinvesting, or trading in securities, and it does not hold itself out as being engaged in those activities. However, under the Investment Company Act of 1940 (the “Investment Company Act”), a company may be deemed an investment company under section 3(a)(1)(C) thereof if the value of its investment securities is more than 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis.

As a result of Gryphon’s investments and its mining activities, including investments in which it does not have a controlling interest, the investment securities Gryphon holds could exceed 40% of Gryphon’s total assets, exclusive of cash items and, accordingly, Gryphon could determine that it has become an inadvertent investment company.  The Bitcoin Gryphon owns, acquires or mines may be deemed an investment security by the SEC, although Gryphon does not believe any of the Bitcoin is owns, acquires or mines are securities.  An inadvertent investment company can avoid being classified as an investment company if it can rely on one of the exclusions under the Investment Company Act.  One such exclusion, Rule 3a-2 under the Investment Company Act, allows an inadvertent investment company a grace period of one year from the earlier of (a) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis and (b) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis.  As of today, Gryphon does not believe it is an inadvertent investment company. Gryphon may take actions to cause the investment securities held by it to be less than 40% of its total assets, which may include acquiring assets with Gryphon’s cash and Bitcoin on hand or liquidating Gryphon’s investment securities or Bitcoin or seeking a no-action letter from the SEC if Gryphon is unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner.

As the Rule 3a-2 exception is available to a company no more than once every three years, and assuming no other exclusion were available to Gryphon, Gryphon would have to keep within the 40% limit for at least three years after it ceases being an inadvertent investment company. This may limit Gryphon’s ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on Gryphon’s earnings. In any event, Gryphon does not intend to become an investment company engaged in the business of investing and trading securities.

Classification as an investment company under the Investment Company Act requires registration with the SEC. If an investment company fails to register, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time consuming and restrictive and would require a restructuring of Gryphon’s operations, and Gryphon would be very constrained in the kind of business it could do as a registered investment company. Further, Gryphon would become subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and would need to file reports under the Investment Company Act regime. The cost of such compliance would result in Gryphon incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact to conduct Gryphon’s operations.

If regulatory changes or interpretations of Gryphon’s activities require its registration as a money services business under the regulations promulgated by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act, Gryphon may be required to register and comply with such regulations. If regulatory changes or interpretations of Gryphon’s activities require the licensing or other registration of Gryphon as a money transmitter (or equivalent designation) under state law in any state in which Gryphon operates, Gryphon may be required to seek licensure or otherwise register and comply with such state law. In the event of any such requirement, to the extent Gryphon decides to continue, the required registrations, licensure and regulatory compliance steps may result in extraordinary, non-recurring expenses to Gryphon. Gryphon may also decide to cease its operations. Any termination of certain operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors.

To the extent that Gryphon’s activities cause it to be deemed a money service business under the regulations promulgated by the Financial Crimes Enforcement Network of the U.S. Treasury Department (“FinCEN”) under the authority of the U.S. Bank Secrecy Act, Gryphon may be required to comply with FinCEN regulations, including those that would mandate Gryphon to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that Gryphon’s activities cause Gryphon to be deemed a money transmitter or equivalent designation under state law in any state in which Gryphon operates, Gryphon may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Currently, the New York Department of Financial Services has finalized its “BitLicense” framework for businesses that conduct “virtual currency business activity.” Gryphon will continue to monitor for developments in New York legislation, guidance and regulations.

Such additional federal or state regulatory obligations may cause Gryphon to incur extraordinary expenses, possibly affecting Gryphon’s business in a material and adverse manner. Furthermore, Gryphon and its service providers may not be capable of complying with certain federal or state regulatory obligations applicable to money service businesses and money transmitters. If Gryphon is deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, Gryphon may act to dissolve and liquidate Gryphon. Any such action may adversely affect an investment in Gryphon.

The open-source structure of the Bitcoin network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. A failure to properly monitor and upgrade the protocol could damage the Bitcoin network and an investment in Gryphon.

The Bitcoin network operates based on an open-source protocol maintained by contributors, largely on the Bitcoin Core project on GitHub. As an open-source project, Bitcoin is not represented by an official organization or authority. As the Bitcoin network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the Bitcoin network protocol. Although the MIT Media Lab’s Digital Currency Initiative funds the current maintainer Wladimir J. van der Laan, among others, this type of financial incentive is not typical. The lack of guaranteed financial incentive for contributors to maintain or develop the Bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the Bitcoin network may reduce incentives to address the issues adequately or in a timely manner. Changes to a digital asset network which Gryphon is mining on may adversely affect an investment in Gryphon.

The further development and acceptance of digital asset networks and other digital assets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in Gryphon.

The use of cryptocurrencies to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs cryptocurrency assets, including Bitcoin, based upon a computer-generated mathematical and/or cryptographic protocol. Large-scale acceptance of Bitcoin as a means of payment has not, and may never, occur. The growth of this industry in general, and the use of Bitcoin in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may occur unpredictably.  The factors include, but are not limited to:

●	continued worldwide growth in the adoption and use of Bitcoin as a medium to exchange;

●	governmental and quasi-governmental regulation of Bitcoin and its use, or restrictions on or regulation of access to and operation of the Bitcoin network or similar cryptocurrency systems;

●	changes in consumer demographics and public tastes and preferences;

●	the maintenance and development of the open-source software protocol of the network;

●	the increased consolidation of contributors to the Bitcoin blockchain through mining pools;

●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

●	the use of the networks supporting cryptocurrencies for developing smart contracts and distributed applications;

●	general economic conditions and the regulatory environment relating to cryptocurrencies; and

●	negative consumer sentiment and perception of Bitcoin specifically and cryptocurrencies generally.

The outcome of these factors could have negative effects on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s business strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations as well as potentially negative effect on the value of any Bitcoin Gryphon mines or otherwise acquires or holds for Gryphon’s own account, which would harm investors.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that engage in Bitcoin-related activities or that accept Bitcoin as payment, including financial institutions of investors in Gryphon’s common stock.

A number of companies that engage in Bitcoin and/or other cryptocurrency-related activities have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services.  Similarly, a number of companies and individuals or businesses associated with Bitcoin may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions in response to government action, particularly in China, where regulatory response to cryptocurrencies has been to exclude their use for ordinary consumer transactions within China. Gryphon also may be unable to obtain or maintain these services for Gryphon’s business.  The difficulty that many businesses that provide Bitcoin and/or derivatives on other cryptocurrency-related activities have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of Bitcoin as a payment system and harming public perception of Bitcoin, and could decrease their usefulness and harm their public perception in the future.

The usefulness of Bitcoin as a payment system and the public perception of Bitcoin could be damaged if banks or financial institutions were to close the accounts of businesses engaging in Bitcoin and/or other cryptocurrency-related activities.  This could occur as a result of compliance risk, cost, government regulation or public pressure.  The risk applies to securities firms, clearance and settlement firms, national stock exchanges and commodities derivatives exchanges, the over-the-counter market, and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could negatively affect Gryphon’s relationships with financial institutions and impede Gryphon’s ability to convert Bitcoin to fiat currencies.  Such factors could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue its strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and harm investors.

Gryphon faces risks of Internet disruptions, which could have an adverse effect on the price of Bitcoin.

A disruption of the Internet may affect the use of Bitcoin.  Generally, Bitcoin and Gryphon’s business of mining Bitcoin is dependent upon the Internet.  A significant disruption in Internet connectivity could disrupt a currency’s network operations until the disruption is resolved and have an adverse effect on the price of Bitcoin and Gryphon’s ability to mine Bitcoin.

The impact of geopolitical and economic events on the supply and demand for Bitcoin is uncertain.

Geopolitical crises may motivate large-scale purchases of Bitcoin and other cryptocurrencies, which could increase the price of Bitcoin and other cryptocurrencies rapidly.  This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior dissipates, adversely affecting the value of Gryphon’s inventory following such downward adjustment.  Such risks are similar to the risks of purchasing commodities in uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturns may discourage investment in Bitcoin as investors focus their investment on less volatile asset classes as a means of hedging their investment risk.

As an alternative to fiat currencies that are backed by central governments, Bitcoin, which is relatively new, is subject to supply and demand forces.  How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to Gryphon.  Political or economic crises may motivate large-scale acquisitions or sales of Bitcoin either globally or locally.  Such events could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s new strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of any Bitcoin Gryphon mines or otherwise acquires or holds for its own account.

The development of other cryptocurrencies may adversely affect the value of Bitcoin.

To the extent that other cryptocurrencies are introduced into the market, gain traction and are supported by the deployment of significant resources, the success of any such cryptocurrency could lead to a decrease in demand and the potential exclusion of existing cryptocurrencies, such as Bitcoin.

Gryphon may not be able to compete with other companies, some of whom have greater resources and experience.

Gryphon may not be able to compete successfully against present or future competitors.  Gryphon does not have the resources to compete with larger providers of similar services at this time.  The Bitcoin industry has attracted various high-profile and well-established operators, some of which have substantially greater liquidity and financial resources than Gryphon does.  With the limited resources Gryphon has available, Gryphon may experience great difficulties in expanding and improving its network of computers to remain competitive. Competition from existing and future competitors, particularly those that have access to competitively-priced energy, could result in Gryphon’s inability to secure acquisitions and partnerships that Gryphon may need to expand Gryphon’s business in the future.  This competition from other entities with greater resources, experience and reputations may result in Gryphon’s failure to maintain or expand its business, as Gryphon may never be able to successfully execute its business plan. If Gryphon is unable to expand and remain competitive, its business could be negatively affected.

The properties included in Gryphon’s mining network may experience damages, including damages that are not covered by insurance.

Gryphon’s planned mining operation in New York State is, and any future mining operations Gryphon establishes will be, subject to a variety of risks relating to physical condition and operation, including:

●	the presence of construction or repair defects or other structural or building damage;

●	any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements;

●	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms; and

●	claims by employees and others for injuries sustained at Gryphon’s properties.

For example, Gryphon’s mining operations could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on the facilities where Gryphon’s miners are located.  The security and other measures Gryphon takes to protect against these risks may not be sufficient. Any property insurance Gryphon obtained in the future may not be adequate to cover the losses Gryphon suffers as a result of any of these events.  In the event of an uninsured loss, including a loss in excess of insured limits, at any of the mines in Gryphon’s network, such mines may not be adequately repaired in a timely manner or at all and Gryphon may lose some or all of the future revenues anticipated to be derived from such mines.  The potential impact on Gryphon’s business is currently magnified because Gryphon is only operating from a single location.

Acceptance and/or widespread use of Bitcoin is uncertain.

Currently, there is a relatively limited use of any Bitcoin in the retail and commercial marketplace.  Banks and other established financial institutions may refuse to process funds for Bitcoin transactions, process wire transfers to or from Bitcoin exchanges, Bitcoin-related companies or service providers, or maintain accounts for persons or entities transacting in Bitcoin. Conversely, a significant portion of Bitcoin demand is generated by investors seeking a long-term store of value or speculators seeking to profit from the short- or long-term holding of the asset.  Price volatility undermines Bitcoin’s role as a medium of exchange, as retailers are much less likely to accept it as a form of payment.  Market capitalization for Bitcoin as a medium of exchange and payment method may always be low.

The relative lack of acceptance of Bitcoin in the retail and commercial marketplace, or a reduction of such use, limits the ability of end users to use them to pay for goods and services.  Such lack of acceptance or decline in acceptances could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of Bitcoin Gryphon mines or otherwise acquires or holds for its own account.

The decentralized nature of cryptocurrency systems may lead to slow or inadequate responses to crises, which may negatively affect Gryphon’s business.

The decentralized nature of the governance of cryptocurrency systems may lead to ineffective decision making that slows development or prevents a network from overcoming emergent obstacles.  Governance of many cryptocurrency systems is by voluntary consensus and open competition with no clear leadership structure or authority.  To the extent lack of clarity in corporate governance of the Bitcoin system leads to ineffective decision making that slows development and growth of Bitcoin, Gryphon’s business may be adversely affected.

It may be illegal now, or in the future, to acquire, own, hold, sell or use Bitcoin, ether, or other cryptocurrencies, participate in blockchains or utilize similar cryptocurrency assets in one or more countries, the ruling of which would adversely affect Gryphon.

As Bitcoin has grown in both popularity and market size, governments around the world have reacted differently to Bitcoin; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as in the U.S., subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. Until recently, little or no regulatory attention has been directed toward Bitcoin and the Bitcoin network by U.S. federal and state governments, foreign governments and self-regulatory agencies. As Bitcoin has grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, FinCEN and the Federal Bureau of Investigation) have begun to examine the operations of the Bitcoin network, Bitcoin users and the Bitcoin exchange market.

One or more countries such as China and Russia, which have taken harsh regulatory action in the past, may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these cryptocurrency assets or to exchange for fiat currency.  In many nations, particularly in China and Russia, it is illegal to accept payment in Bitcoin and other cryptocurrencies for consumer transactions and banking institutions are barred from accepting deposits of Bitcoin. Such restrictions may adversely affect Gryphon as the large-scale use of Bitcoin as a means of exchange is presently confined to certain regions globally.  Such circumstances could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of any Bitcoin Gryphon mines or otherwise acquires or holds for its own account, and harm investors.

There is a lack of liquid markets, and possible manipulation of blockchain/cryptocurrency-based assets.

Cryptocurrencies that are represented and trade on a ledger-based platform may not necessarily benefit from viable trading markets.  Stock exchanges have listing requirements and vet issuers, requiring them to be subjected to rigorous listing standards and rules, and monitor investors transacting on such platform for fraud and other improprieties.  These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies.  The laxer a distributed ledger platform is about vetting issuers of cryptocurrency assets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of the ledger due to a control event.  These factors may decrease liquidity or volume or may otherwise increase volatility of investment securities or other assets trading on a ledger-based system, which may adversely affect Gryphon.  Such circumstances could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue its strategy at all, which could have a material adverse effect on Gryphon business, prospects or operations and potentially the value of any Bitcoin Gryphon mines or otherwise acquires or holds for its own account, and harm investors.

Gryphon’s operations, investment strategies and profitability may be adversely affected by competition from other methods of investing in Bitcoin.

Gryphon competes with other users and/or companies that are mining Bitcoin and other potential financial vehicles, including securities backed by or linked to Bitcoin through entities similar to Gryphon.  Market and financial conditions, and other conditions beyond Gryphon’s control, may make it more attractive to invest in other financial vehicles, or to invest in Bitcoin directly.  The emergence of other financial vehicles and exchange-traded funds have been scrutinized by regulators and such scrutiny and the negative impressions or conclusions resulting from such scrutiny could be applicable to Gryphon and impact Gryphon’s ability to successfully pursue its strategy or operate at all, or to establish or maintain a public market for Gryphon’s securities.  Such circumstances could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue its strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of any Bitcoin Gryphon mines or otherwise acquires or holds for its own account, and harm investors.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. Gryphon’s business utilizes presently existent digital ledgers and blockchains and Gryphon could face difficulty adapting to emergent digital ledgers, blockchains, or alternatives thereto.  This may adversely affect Gryphon and Gryphon’s exposure to various blockchain technologies and prevent Gryphon from realizing the anticipated profits from its investments.  Such circumstances could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s strategy at all, which could have a material adverse effect on its business, prospects or operations and potentially the value of any Bitcoin Gryphon mines or otherwise acquires or holds for Gryphon’s own account, and harm investors.

Gryphon’s Bitcoin may be subject to loss, theft or restriction on access.

There is a risk that some or all of Gryphon’s Bitcoin could be lost or stolen. Cryptocurrencies are stored in cryptocurrency sites commonly referred to as “wallets” by holders of cryptocurrencies which may be accessed to exchange a holder’s cryptocurrency assets.  Access to Gryphon’s Bitcoin assets could also be restricted by cybercrime (such as a denial of service attack) against a service at which Gryphon maintains a hosted hot wallet.  A hot wallet refers to any cryptocurrency wallet that is connected to the Internet.  Generally, hot wallets are easier to set up and access than wallets in cold storage, but they are also more susceptible to hackers and other technical vulnerabilities.  Cold storage refers to any cryptocurrency wallet that is not connected to the Internet.  Cold storage is generally more secure than hot storage, but is not ideal for quick or regular transactions and Gryphon may experience lag time in its ability to respond to market fluctuations in the price of Gryphon’s Bitcoin assets.  Gryphon expects to hold all of its Bitcoin in a combination of insured institutional custody services and multisignature cold storage wallets, and maintain secure backups to reduce the risk of malfeasance, but the risk of loss of Gryphon’s Bitcoin assets cannot be wholly eliminated. Gryphon utilizes hot wallets on exchanges to liquidate daily mining rewards. Amounts held in hot wallets are limited to one day’s worth of revenue, to mitigate risk of loss. Any restrictions on access to Gryphon’s hot wallet accounts due to cybercrime or other reasons could limit Gryphon’s ability to convert Bitcoin to cash, potentially resulting in liquidity issues.

Hackers or malicious actors may launch attacks to steal, compromise or secure Bitcoin, such as by attacking the Bitcoin network source code, exchange miners, third-party platforms, cold and hot storage locations or software, or by other means.  As Gryphon increases in size, it may become a more appealing target of hackers, malware, cyber-attacks or other security threats.  Any of these events may adversely affect Gryphon’s operations and, consequently, Gryphon’s investments and profitability.  The loss or destruction of a private key required to access Gryphon’s digital wallets may be irreversible and Gryphon may be denied access for all time to its Bitcoin holdings or the holdings of others held in those compromised wallets. Gryphon’s loss of access to its private keys or a data loss relating to Gryphon’s digital wallets could adversely affect Gryphon’s investments and assets.

Cryptocurrencies are controllable only by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the network’s public blockchain.  Gryphon will publish the public key relating to digital wallets in use when Gryphon verifies the receipt of transfers and disseminate such information into the network, but Gryphon will need to safeguard the private keys relating to such digital wallets. To the extent such private keys are lost, destroyed or otherwise compromised, Gryphon will be unable to access its Bitcoin rewards and such private keys may not be capable of being restored by any network.  Any loss of private keys relating to digital wallets used to store Gryphon’s Bitcoin could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue its new strategy at all, which could have a material adverse effect on Gryphon business, prospects or operations and potentially the value of any Bitcoin Gryphon mines or otherwise acquires or holds for its own account.

Incorrect or fraudulent cryptocurrency transactions may be irreversible.

Cryptocurrency transactions are irrevocable and stolen or incorrectly transferred cryptocurrencies may be irretrievable.  As a result, any incorrectly executed or fraudulent Bitcoin transactions could adversely affect Gryphon’s investments and assets. Cryptocurrency transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the cryptocurrencies from the transaction.  In theory, Bitcoin transactions may be reversible with the control or consent of a majority of processing power on the Bitcoin network, however, Gryphon does not now, nor is it feasible that Gryphon could in the future, possess sufficient processing power to effect such a reversal.  Once a transaction has been verified and recorded in a block that is added to a blockchain, an incorrect transfer of a cryptocurrency or a theft thereof generally will not be reversible and Gryphon may not have sufficient recourse to recover its losses from any such transfer or theft.  It is possible that, through computer or human error, or through theft or criminal action, Gryphon’s cryptocurrency rewards could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts.  Further, according to the SEC, at this time, there is no specifically enumerated U.S. or foreign governmental, regulatory, investigative or prosecutorial authority or mechanism through which to bring an action or complaint regarding missing or stolen cryptocurrency.  In the event of a loss, Gryphon would be reliant on existing private investigative entities to investigate any such loss of Gryphon’s Bitcoin assets. These third-party service providers rely on data analysis and compliance of Internet service providers with traditional court orders to reveal information such as the IP addresses of any attackers who may have targeted Gryphon. To the extent that Gryphon is unable to recover its losses from such action, error or theft, such events could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s new strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations of and potentially the value of any Bitcoin Gryphon mines or otherwise acquires or holds for its own account.

Gryphon’s interactions with a blockchain may expose Gryphon to specially designated nationals or blocked persons or cause Gryphon to violate provisions of law that did not contemplate distributed ledger technology.

The Office of Financial Assets Control of the U.S. Department of Treasury (“OFAC”) requires Gryphon to comply with its sanction program and not conduct business with persons named on its specially designated nationals list. However, because of the pseudonymous nature of blockchain transactions, Gryphon may inadvertently and without Gryphon’s knowledge engage in transactions with persons named on OFAC’s specially designated nationals list. Gryphon’s policy prohibits any transactions with such specially designated national individuals, but Gryphon may not be adequately capable of determining the ultimate identity of the individual with whom Gryphon transacts with respect to selling Bitcoin assets. Moreover, federal law prohibits any U.S. person from knowingly or unknowingly possessing any visual depiction commonly known as child pornography. Recent media reports have suggested that persons have imbedded such depictions on one or more blockchains. Because Gryphon’s business requires it to download and retain one or more blockchains to effectuate Gryphon’s ongoing business, it is possible that such digital ledgers contain prohibited depictions without Gryphon’s knowledge or consent. To the extent government enforcement authorities literally enforce these and other laws and regulations that are impacted by decentralized distributed ledger technology, Gryphon may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties, all of which could harm Gryphon’s reputation.

Cryptocurrencies including Bitcoin face significant scaling obstacles that can lead to high fees or slow transaction settlement times.

Cryptocurrencies face significant scaling obstacles that can lead to high fees or slow transaction settlement times, and attempts to increase the volume of transactions may not be effective. Scaling cryptocurrencies is essential to the widespread acceptance of cryptocurrencies as a means of payment, which widespread acceptance is necessary to the continued growth and development of Gryphon’s business.  Many cryptocurrency networks, including the Bitcoin network, face significant scaling challenges.  For example, cryptocurrencies are limited with respect to how many transactions can occur per second.  Participants in the cryptocurrency ecosystem debate potential approaches to increasing the average number of transactions per second that the network can handle and have implemented mechanisms or are researching ways to increase scale, such as increasing the allowable sizes of blocks, and therefore the number of transactions per block, and sharding (a horizontal partition of data in a database or search engine), which would not require every single transaction to be included in every single miner’s or validator’s block.  However, there is no guarantee that any of the mechanisms in place or being explored for increasing the scale of settlement of cryptocurrency and, specifically, Bitcoin transactions will be effective, or how long they will take to become effective, which could adversely affect Gryphon’s business.

The price of Bitcoin may be affected by the sale of Bitcoin by other vehicles investing in Bitcoin or tracking Bitcoin markets.

The global market for Bitcoin is characterized by supply constraints that differ from those present in the markets for commodities or other assets such as gold and silver.  The mathematical protocols under which Bitcoin is mined permit the creation of a limited, predetermined amount of currency, while others have no limit established on total supply.  To the extent that other vehicles investing in Bitcoin or tracking Bitcoin markets form and come to represent a significant proportion of the demand for Bitcoin, large redemptions of the securities of those vehicles and the subsequent sale of Bitcoin by such vehicles could negatively affect Bitcoin prices and therefore affect the value of the Bitcoin inventory Gryphon holds.  Such events could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s new strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of any Bitcoin Gryphon mines or otherwise acquires or holds for its own account.

Since there has been limited precedent set for financial accounting or taxation of digital assets other than digital securities, it is unclear how Gryphon will be required to account for digital asset transactions and the taxation of Gryphon’s businesses.

There is currently no authoritative literature under accounting principles generally accepted in the United States which specifically addresses the accounting for digital assets, including digital currencies. Therefore, by analogy, Gryphon intends to record digital assets similar to financial instruments under ASC 825, Financial Instruments, because the economic nature of these digital assets is most closely related to a financial instrument such as an investment in a foreign currency.

Gryphon believes that it will recognize revenue when it is realized or realizable and earned. Gryphon’s material revenue stream is expected to be related to the mining of digital currencies. Gryphon will derive revenue by providing transaction verification services within the digital currency network of Bitcoin, commonly termed “cryptocurrency mining.” In consideration for these services, Gryphon expects to receive digital currency in the form of Bitcoins. Bitcoins are generally recorded as revenue, using the spot price of the prominent exchange at the time of daily reward. The Bitcoins are recorded on the balance sheet at their cost basis and are reviewed for impairment annually. Gains or losses on sale of Bitcoins are recorded in the statement of operations. Expenses associated with running the cryptocurrency mining business, such as equipment depreciation, rent and electricity cost are recorded as cost of revenues.

A change in regulatory or financial accounting standards or interpretation by the U.S. Internal Revenue Service (“IRS”) or accounting standards of the SEC could result in changes in Gryphon’s accounting treatment, taxation and the necessity to restate Gryphon’s financial statements. Such a restatement could negatively impact Gryphon’s business, prospects, financial condition and results of operation.

There are risks related to technological obsolescence, the vulnerability of the global supply chain to Bitcoin hardware disruption, and difficulty in obtaining new hardware which may have a negative effect on Gryphon’s business.

Gryphon’s mining operations can only be successful and ultimately profitable if the costs of mining Bitcoin, including hardware and electricity costs, associated with mining Bitcoin are lower than the price of a Bitcoin. As Gryphon’s mining facility operates, Gryphon’s miners experience ordinary wear and tear, and may also face more significant malfunctions caused by a number of extraneous factors beyond Gryphon’s control.  The physical degradation of Gryphon’s miners will require Gryphon to, over time, replace those miners which are no longer functional. Additionally, as the technology evolves, Gryphon may be required to acquire newer models of miners to remain competitive in the market.

Also, because Gryphon expects to depreciate all new miners, Gryphon’s reported operating results will be negatively affected. Further, the global supply chain for Bitcoin miners is presently heavily dependent on China, which has been severely affected by the emergence of the COVID-19 coronavirus global pandemic. The global reliance on China as a main supplier of Bitcoin miners has been called into question in the wake of the COVID-19 pandemic. Should similar outbreaks or other disruptions to the China-based global supply chain for Bitcoin hardware occur, Gryphon may not be able to obtain adequate replacement parts for Gryphon’s existing miners or to obtain additional miners from the manufacturer on a timely basis. Such events could have a material adverse effect on Gryphon’s ability to pursue Gryphon’s new strategy, which could have a material adverse effect on Gryphon’s business.

Gryphon may not adequately respond to price fluctuations and rapidly changing technology, which may negatively affect Gryphon’s business.

Competitive conditions within the Bitcoin industry require that Gryphon use sophisticated technology in the operation of Gryphon’s business.  The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements and evolving industry standards.  New technologies, techniques or products could emerge that might offer better performance than the software and other technologies Gryphon currently utilizes, and Gryphon may have to manage transitions to these new technologies to remain competitive.  Gryphon may not be successful, generally or relative to Gryphon’s competitors in the Bitcoin industry, in timely implementing new technology into Gryphon’s systems, or doing so in a cost-effective manner.  During the course of implementing any such new technology into Gryphon’s operations, Gryphon may experience system interruptions and failures during such implementation.  Furthermore, there can be no assurances that Gryphon will recognize, in a timely manner or at all, the benefits that Gryphon may expect as a result of implementing new technology into its operations. As a result, Gryphon’s business and operations may suffer.

The Bitcoin reward for successfully uncovering a block will halve several times in the future and Bitcoin value may not adjust to compensate Gryphon for the reduction in the rewards Gryphon receives from its mining efforts.

Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving.” For Bitcoin, the reward was initially set at 50 Bitcoin currency rewards per block and this was cut in half to 25 on November 28, 2012 at block 210,000, then again to 12.5 on July 9, 2016 at block 420,000. The most recent halving for Bitcoin happened on May 11, 2020 at block 630,000 and the reward reduced to 6.25. The next halving will likely occur in 2024. This process will reoccur until the total amount of Bitcoin currency rewards issued reaches 21 million, which is expected around 2140. While Bitcoin price has had a history of price fluctuations around the halving of its rewards, there is no guarantee that the price change will be favorable or would compensate for the reduction in mining reward.  If a corresponding and proportionate increase in the trading price of Bitcoin or a proportionate decrease in mining difficulty does not follow these anticipated halving events, the revenue Gryphon earns from its Bitcoin mining operations would see a corresponding decrease, which would have a material adverse effect on Gryphon’s business and operations.

Gryphon’s future success will depend upon the value of Bitcoin; the value of Bitcoin may be subject to pricing risk and has historically been subject to wide swings.

Gryphon’s operating results depend on the value of Bitcoin because it is the only cryptocurrency that Gryphon mines.  Specifically, Gryphon’s revenues from its Bitcoin mining operations are based on two factors: (1) the number of Bitcoin rewards Gryphon successfully mines and (2) the value of Bitcoin.  In addition, Gryphon’s operating results are directly impacted by changes in the value of Bitcoin, because under the value measurement model, both realized and unrealized changes will be reflected in Gryphon’s statement of operations (i.e., Gryphon will be marking Bitcoin to fair value each quarter).  This means that Gryphon’s operating results will be subject to swings based upon increases or decreases in the value of Bitcoin.  Further, Gryphon’s current application-specific integrated circuit, or ASIC, machines (which Gryphon refers to as “miners”) are principally utilized for mining Bitcoin and cannot mine other cryptocurrencies, such as ether, that are not mined utilizing the “SHA-256 algorithm.” If other cryptocurrencies were to achieve acceptance at the expense of Bitcoin causing the value of Bitcoin to decline, or if Bitcoin were to switch its proof of work algorithm from SHA-256 to another algorithm for which Gryphon’s miners are not specialized, or the value of Bitcoin were to decline for other reasons, particularly if such decline were significant or over an extended period of time, Gryphon’s operating results would be adversely affected, and there could be a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s new strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations, and harm investors.

Bitcoin market prices, which have historically been volatile and are impacted by a variety of factors (including those discussed below), are determined primarily using data from various exchanges, over-the-counter markets and derivative platforms.  Furthermore, such prices may be subject to factors such as those that impact commodities, more so than business activities, which could be subjected to additional influence from fraudulent or illegitimate actors, real or perceived scarcity, and political, economic, regulatory or other conditions.  Pricing may be the result of, and may continue to result in, speculation regarding future appreciation in the value of Bitcoin, inflating and making its market prices more volatile or creating “bubble” type risks for Bitcoin.

Gryphon may not be able to realize the benefits of forks. Forks in a digital asset network may occur in the future which may affect the value of Bitcoin held by Gryphon.

To the extent that a significant majority of users and miners on a cryptocurrency network install software that changes the cryptocurrency network or properties of a cryptocurrency, including the irreversibility of transactions and limitations on the mining of new cryptocurrency, the cryptocurrency network would be subject to new protocols and software.  However, if less than a significant majority of users and miners on the cryptocurrency network consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” of the network, with one prong running the pre-modified software and the other running the modified software.  The effect of such a fork would be the existence of two versions of the cryptocurrency running in parallel, yet lacking interchangeability and necessitating exchange-type transactions to convert currencies between the two forks. Additionally, it may be unclear following a fork which fork represents the original asset and which is the new asset.  Different metrics adopted by industry participants to determine which is the original asset include: referring to the wishes of the core developers of a cryptocurrency, blockchains with the greatest amount of hashing power contributed by miners or validators, or blockchains with the longest chain.  A fork in the Bitcoin network could adversely affect Gryphon’s ability to operate.

Gryphon may not be able to realize the economic benefit of a fork, either immediately or ever, which could adversely affect Gryphon’s business.  If Gryphon holds Bitcoin at the time of a hard fork into two cryptocurrencies, industry standards would dictate that Gryphon would be expected to hold an equivalent amount of the old and new assets following the fork.  However, Gryphon may not be able, or it may not be practical, to secure or realize the economic benefit of the new asset for various reasons.  For instance, Gryphon may determine that there is no safe or practical way to custody the new asset, that trying to do so may pose an unacceptable risk to Gryphon’s holdings in the old asset, or that the costs of taking possession and/or maintaining ownership of the new cryptocurrency exceed the benefits of owning the new cryptocurrency.  Additionally, laws, regulations or other factors may prevent Gryphon from benefitting from the new asset even if there is a safe and practical way to custody and secure the new asset.

There is a possibility of Bitcoin mining algorithms transitioning to proof of stake validation and other mining related risks, which could make Gryphon less competitive and ultimately adversely affect Gryphon’s business.

Proof of stake is an alternative method in validating Bitcoin transactions.  Should the algorithm shift from a proof of work validation method to a proof of stake method, mining would require less energy and may render any company that maintains advantages in the current climate (for example, from lower priced electricity, processing, real estate, or hosting) less competitive.  Gryphon, as a result of its efforts to optimize and improve the efficiency of its Bitcoin mining operations, may be exposed to the risk in the future of losing the benefit of Gryphon’s capital investments and the competitive advantage Gryphon hopes to gain from this as a result, and may be negatively impacted if a switch to proof of stake validation were to occur.  Such events could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue its new strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of any Bitcoin Gryphon mines or otherwise acquires or holds for its own account.

If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any digital asset network, including the Bitcoin network, it is possible that such actor or botnet could manipulate the blockchain in a manner that adversely affects an investment in Gryphon.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on any digital asset network, including the Bitcoin network, it may be able to alter the blockchain by constructing alternate blocks if it is able to solve for such blocks faster than the remainder of the miners on the blockchain can add valid blocks. In such alternate blocks, the malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new digital assets or transactions using such control. Using alternate blocks, the malicious actor could “double-spend” its own digital assets (i.e., spend the same digital assets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintains control. To the extent that such malicious actor or botnet does not yield its majority control of the processing power or the digital asset community does not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Such changes could adversely affect an investment in Gryphon.

For example, in late May and early June 2014, a mining pool known as GHash.io approached and, during a 24- to 48-hour period may have exceeded, the threshold of 50% of the processing power on the Bitcoin network. To the extent that GHash.io did exceed 50% of the processing power on the network, reports indicate that such threshold was surpassed for only a short period, and there are no reports of any malicious activity or control of the blockchain performed by GHash.io. Furthermore, the processing power in the mining pool appears to have been redirected to other pools on a voluntary basis by participants in the GHash.io pool, as had been done in prior instances when a mining pool exceeded 40% of the processing power on the Bitcoin network.

The approach towards and possible crossing of the 50% threshold indicate a greater risk that a single mining pool could exert authority over the validation of digital asset transactions. To the extent that the digital assets ecosystems do not act to ensure greater decentralization of digital asset mining processing power, the feasibility of a malicious actor obtaining in excess of 50% of the processing power on any digital asset network (e.g., through control of a large mining pool or through hacking such a mining pool) will increase, which may adversely impact an investment in Gryphon.

Cryptocurrencies, including those maintained by or for Gryphon, may be exposed to cybersecurity threats and hacks.

As with any computer code generally, flaws in cryptocurrency codes, including Bitcoin codes, may be exposed by malicious actors.  Several errors and defects have been found previously, including those that disabled some functionality for users and exposed users’ information.  Exploitations of flaws in the source code that allow malicious actors to take or create money have previously occurred.  Despite Gryphon’s efforts and processes to prevent breaches, Gryphon’s devices, as well as Gryphon’s miners, computer systems and those of third parties that Gryphon uses in its operations, are vulnerable to cybersecurity risks, including cyberattacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with Gryphon’s miners and computer systems or those of third parties that Gryphon uses in its operations.  Such events could have a material adverse effect Gryphon’s business, prospects or operations and potentially the value of any Bitcoin Gryphon mines or otherwise acquires or holds for its own account.

If the Bitcoin reward for solving blocks and transaction fees, is not sufficiently high, Gryphon may not have an adequate incentive to continue mining and may cease mining operations, which will likely lead to Gryphon’s failure to achieve profitability.

As the number of Bitcoin rewards awarded for solving a block in a blockchain decreases, Gryphon’s ability to achieve profitability worsens.  Decreased use and demand for Bitcoin rewards may adversely affect Gryphon’s incentive to expend processing power to solve blocks.  If the award of Bitcoin rewards for solving blocks and transaction fees are not sufficiently high, Gryphon or other miners may not have an adequate incentive to continue mining and may cease mining operations.  Miners ceasing operations would reduce the collective processing power on the network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to a blockchain until the next scheduled adjustment in difficulty for block solutions) and make the Bitcoin network more vulnerable to a malicious actor or botnet obtaining control in excess of 50 percent of the processing power active on a blockchain, potentially permitting such actor or botnet to manipulate a blockchain in a manner that adversely affects Gryphon’s activities.  A reduction in confidence in the confirmation process or processing power of the network could result and be irreversible.  Such events could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of any Bitcoin Gryphon mines or otherwise acquires or holds for its own account.

Transaction fees may decrease demand for Bitcoin and prevent expansion that could adversely impact an investment in Gryphon.

As the number of Bitcoins awarded for solving a block in a blockchain decreases, the incentive for miners to continue to contribute to the Bitcoin network may transition from a set reward to transaction fees. In order to incentivize miners to continue to contribute to the Bitcoin network, the Bitcoin network may either formally or informally transition from a set reward to transaction fees earned upon solving a block.  This transition could be accomplished by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee.  If transaction fees paid for Bitcoin transactions become too high, the marketplace may be reluctant to accept Bitcoin as a means of payment and existing users may be motivated to switch from Bitcoin to another cryptocurrency or to fiat currency. Either the requirement from miners of higher transaction fees in exchange for recording transactions in a blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for Bitcoin and prevent the expansion of the Bitcoin network to retail merchants and commercial businesses, resulting in a reduction in the price of Bitcoin that could adversely impact Gryphon’s business. Decreased use and demand for Bitcoins that Gryphon has accumulated may adversely affect their value and may adversely impact an investment in Gryphon.

ABOUT THIS OFFERING

We may from time to time, offer and sell any combination of the securities described in this prospectus up to a total dollar amount of $250,000,000 in one or more offerings. We will keep the registration statement of which this prospectus is a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with this registration statement.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities registered as set forth in the applicable prospectus supplement.

CAPITALIZATION

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized pursuant to articles of amalgamation under the Business Corporations Act (Ontario) (the “OBCA”) dated August 1, 2018. Some of our assets are located outside of the United States and some of our directors and officers, as well as some of the experts named in this prospectus, are residents of Canada. As a result, it may be difficult for U.S. investors to:

●	effect service within the United States upon us or those directors, officers and experts who are not residents of the United States; or

●	realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

DESCRIPTION OF SHARE CAPITAL

We may issue, offer and sell from time to time, in one or more offerings, the following securities:

●	common shares;

●	preferred shares;

●	debt securities;

●	warrants to purchase common shares, preferred shares or debt securities; and

●	units.

The following is a description of the terms and provisions of our shares, preferred shares, debt securities, warrants to purchase common shares, preferred shares or debt securities and units, which we may offer and sell using this prospectus. These summaries are not meant to be a complete description of each security. We will set forth in the applicable prospectus supplement a description of the preferred shares, warrants, and, in certain cases, the common shares that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us, as applicable, will be contained in the prospectus supplement and other offering material relating to such offering. The supplement may also add, update or change information contained in this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

General

The following is a description of the material terms of our share capital of as set forth in our articles of amalgamation and bylaws, as amended to date, and certain related sections of the OBCA. For more detailed information, please see our articles of amalgamation and bylaws and amendments thereto, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital consists of unlimited common shares, no par value, unlimited series A preferred shares, no par value, unlimited series B preferred shares, no par value, unlimited series C preferred shares, no par value, unlimited series D preferred shares, no par value, unlimited series E preferred shares, no par value, unlimited series F preferred shares, no par value and unlimited series G preferred shares, no par value. As of August 24, 2021, there were issued and outstanding 31,751,514 common shares, 301 series E preferred shares and 5,171 series G preferred shares. There are no series A, series B, series C, series D or series F preferred shares outstanding, all of which were converted to common shares. In connection with the Hertford Agreement, we will be creating and issuing our series H preferred shares, the number of which shares is not yet determinable. The conversion of the outstanding series E preferred shares, and series G preferred shares will result in substantial dilution to common shareholders. Pursuant to our articles of amalgamation, our board of directors has the authority to fix and determine the voting rights, rights of redemption and other rights and preferences of each series of preferred shares. Neither the series E preferred shares nor the series G preferred shares outstanding have voting rights.

The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the OBCA and our articles of amalgamation and by-laws. We encourage you to review our:

●	Articles of Amendment dated July 13, 2021

●	Articles of Amendment dated January 4, 2021

●	Articles of Amendment dated September 29, 2020

●	Articles of Amendment dated May 6, 2020;

●	Articles of Amendment dated November 6, 2019;

●	Articles of Amendment dated July 12, 2019;

●	Articles of Amendment dated November 13, 2018;

●	Articles of Amendment dated November 5, 2018;

●	Articles of Amendment dated September 28, 2018;

●	Articles of Amendment dated July 11, 2017;

●	Articles of Amalgamation dated March 24, 2015;

●	By-law No. 1, as amended; and

●	By-law No. 2.

Common Shares

Voting, Dividend and Other Rights. Each outstanding common share entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of common shares have no cumulative voting, pre-emptive, subscription or conversion rights. The board of directors determines if and when distributions may be paid out of legally available funds to the holders. The declaration of any cash dividends in the future will depend on the board of directors’ determination as to whether, in light of earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common shares in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of preferred shares to receive preferential distributions, each outstanding common share may participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities.

Majority Voting. In accordance with our by-laws, two holders representing not less than twenty five percent (25%) of the outstanding common shares constitute a quorum at any meeting of the shareholders. A majority of the votes cast at a meeting of shareholders elects directors. The common shares do not have cumulative voting rights. Therefore, the holders of a majority of the outstanding common shares can elect all of the directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors.

Preferred Shares

Under our articles of amalgamation, our board of directors can issue an unlimited amount of preferred shares from time to time in one or more series. Our board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of preferred shares without shareholder approval.

Series E Preferred Shares. The holders of series E preferred shares have the following rights, restrictions and privileges in respect of their preferred shares:

●	The series E preferred shares are convertible, at any time from time to time, at the option of the holder thereof, into that number of common shares determined by dividing the stated value of such share (which is $1,000) by the conversion price. The conversion price is equal to the lower of (i) 70% of the average of the three lowest volume-weighted average price of the common shares during the ten-trading-day period prior to the date of conversion and (ii) $2.00, which shall be adjusted in the event that we (i) pay a stock dividend or otherwise make a distribution or distributions payable in common shares, (ii) subdivide outstanding common shares into a larger number of shares, (iii) combine (including by way of a reverse stock split) outstanding common shares into a small number of shares, or (iv) issue, in the event of a reclassification of common shares, any shares. However, the conversion price shall in no event be less than $1.00 per share. Each holder may convert such holder’s series E preferred shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate, would not exceed 4.99% of the total number of outstanding common shares. This amount may be increased to 9.99% with 61 days’ notice.

●	The holders of series E preferred shares are entitled to receive dividends at the rate of 8% per annum, payable quarterly.

Series G Preferred Shares. The holders of series G preferred shares have the following rights, restrictions and privileges in respect of their preferred shares:

●	The series G preferred shares are convertible, at any time from time to time, at the option of the holder thereof, into that number of common shares determined by dividing the stated value of such share (which is $1,000) by the conversion price. The conversion price is equal to the lower of (i) 80% of the average of the three lowest volume-weighted average price of the common shares during the ten-trading-day period prior to the date of conversion and (ii) $2.75, which shall be adjusted in the event that we (i) pay a stock dividend or otherwise make a distribution or distributions payable in common shares, (ii) subdivide outstanding common shares into a larger number of shares, (iii) combine (including by way of a reverse stock split) outstanding common shares into a small number of shares or (iv) issue, in the event of a reclassification of common shares, any shares. However, the conversion price shall in no event be lower than $1.00 per share or higher than $2.75 per share. Each holder may convert such holders series G preferred shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate, would not exceed 4.99% of the total number of outstanding common shares. This amount may be increased to 9.99% with 61 days’ notice. The common share issuance is also subject to Nasdaq rules and, therefore, no more than an aggregate of 4,400,000 common shares may be issued to the holders of the series G preferred shares without shareholder approval.

●	The holders of series G preferred shares are entitled to receive dividends at the rate of 8% per annum, payable quarterly.

Series H Preferred Shares. The holders of series H preferred shares have the following rights, restrictions and privileges in respect of their preferred shares:

●	The series H preferred shares are convertible, provided (and only if and to the extent) that prior shareholder approval of the issuance of all common shares issuable upon conversion of the series H preferred shares has been obtained in accordance with the rules of the Nasdaq Stock Market, at any time from time to time, at the option of the holder thereof, into 1,000 common shares for every series H preferred share. Each holder may convert such holders series H preferred shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate, would not exceed 9.99% of the total number of outstanding common shares.

●	The holders of series H preferred shares are not entitled to receive dividends and are not entitled to voting rights.

Warrants

As of August 24, 2021, we had the following warrants outstanding:

●	Warrants to purchase 2,000,000 common shares until the third anniversary of the date that shareholders approve the issuance of the warrant and the warrant shares issuable upon exercise of the warrant at an initial exercise price of $4.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

●	Warrants to purchase 224,000 common shares until May 27, 2026 at an initial exercise price of $1.375 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares. This warrant is not exercisable until November 27, 2021.

●	Warrants to purchase 847,000 common shares until October 30, 2025 at an initial exercise price of $0.92 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

●	Warrants to purchase 111,563 common shares until April 17, 2023 at an initial exercise price of $5.60 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

●	Warrants to purchase 31,000 common shares until March 23, 2023 at an initial exercise price of $0.60 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

●	Warrants to purchase 25,625 common shares until August 22, 2022 at an initial exercise price of $42.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

●	Warrants to purchase 11,876 common shares until August 16, 2022 at an initial exercise price of $42.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

●	Warrants to purchase 37,500 common shares until August 11, 2022 at an initial exercise price of $42.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

Limitation of Liability and Indemnification of Directors and Officers

Under the OBCA, we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity which we are or were a shareholder or creditor of, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The OBCA also provides that we may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the OBCA unless the individual:

●	acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

●	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our bylaws require us to indemnify each of our current or former directors and officers and each individual who acts or acted at our request as a director or officer of another entity which we are or were a shareholder or creditor of, as well as their respective heirs and successors, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they were made a party by reason of being or having been a director or officer, except as may be prohibited by the OBCA.

We have entered into indemnity agreements with our directors and executive officers that provide, among other things, that we will indemnify them to the fullest extent permitted by law from and against all liabilities, costs, charges and expenses incurred as a result of their actions in the exercise of their duties as a director or officer; provided that, we shall not indemnify such individuals if, among other things, they did not act honestly and in good faith with a view to our best interests and, in the case of a criminal or penal action, the individuals did not have reasonable grounds for believing that their conduct was lawful.

Material differences between Ontario Corporate Law and Delaware General Corporation Law

Our corporate affairs are governed by our articles of amalgamation and bylaws and the provisions of the OBCA. The OBCA differs from the various state laws applicable to U.S. corporations and their stockholders. The following is a summary of the material differences between the OBCA and the General Corporation Law of the State of Delaware (“DGCL”). This summary is qualified in its entirety by reference to the DGCL, the OBCA and our governing corporate instruments.

Delaware	Ontario

Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation (subject to certain exceptions), a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which, among other requirements, less than 20% of a corporation’s stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In addition, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (1) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (2) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (3) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (4) the corporation consummating the offer merges with or into such constituent corporation, and (5) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under the OBCA.

Under the OBCA, certain extraordinary corporate actions including: amalgamations; arrangements; continuances; sales, leases or exchanges of all or substantially all of the property of a corporation; liquidations and dissolutions are required to be approved by special resolution.

A “special resolution” is a resolution (i) submitted to a special meeting of the shareholders of a corporation duly called for the purpose of considering the resolution and passed at the meeting by at least two-thirds of the votes cast, or (ii) consented to in writing by each shareholder of the corporation entitled to vote on the resolution.

In the case of an offering company, an “ordinary resolution” is a resolution that is submitted to a meeting of the shareholders of a corporation and passed, with or without amendment, at the meeting by at least a majority of the votes cast, in person or by proxy.

Under the OBCA, shareholders of a class or series of shares are entitled to vote separately as a class in the event of certain transactions that affect holders of the class or series of shares in a manner different from the shares of another class or series of the corporation, whether or not such shares otherwise carry the right to vote.

Under the OBCA, arrangements are permitted. An arrangement may include an amalgamation, a transfer of all or substantially all the property of the corporation, and a liquidation and dissolution of a corporation. In general, a plan of arrangement is approved by a corporation’s board of directors and then is submitted to a court for approval. It is customary for a corporation in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Arrangements must generally be approved by a special resolution of shareholders. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness and reasonableness of the arrangement and approve or reject the proposed arrangement.

Delaware	Ontario

Special Vote Required for Combinations with Interested Stockholders/Shareholders

Section 203 of the DGCL provides (in general) that, unless otherwise provided in the certificate of incorporation, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.

The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (1) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (3) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve, at an annual or special meeting of stockholders, the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (1) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (2) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation, in each case, at any time within the previous three years.

While the OBCA does not contain specific anti-takeover provisions with respect to “business combinations”, rules and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (“Multilateral Instrument 61-101”), contain requirements in connection with, among other things, “related party transactions” and “business combinations”, including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

The term “related party” includes, inter alia, directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy materials sent to security holders in connection with a related party transaction including related to the valuation. Multilateral Instrument 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than shares held by the related parties, approve the transaction by a simple majority of the disinterested votes cast.

Delaware	Ontario

Appraisal Rights; Rights to Dissent; Compulsory Acquisition

Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the stockholder is required to accept in exchange for his or her shares anything other than: (1) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (2) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (3) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (4) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.

Under the OBCA, each of the following matters listed will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation’s articles to add, change or remove any provisions restricting the issue, transfer or ownership of a class or series of shares; (iii) an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on or the powers that the corporation may exercise; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; and (vi) where a court order permits a shareholder to dissent in connection with an application to the court for an order approving an arrangement. However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. The OBCA provides these dissent rights for both listed and unlisted shares.

Under the OBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interests. The OBCA’s oppression remedy enables a court to make an order to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined herein) that in respect of a corporation or any of its affiliates, (i) any act or omission of the corporation or any of its affiliates effects or threatens to effect a result; (ii) the business or affairs of the corporation or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any securityholder, creditor, director or officer of the corporation. The oppression remedy provides the court with broad and flexible jurisdiction to make any order it thinks fit including but not limited to: amending the articles of a corporation, issuing or exchanging securities, setting aside transactions, and appointing or replacing directors.

For the purposes of the oppression remedy, a “complainant” includes current and former registered and beneficial owners of a security of the corporation or any of its affiliates, a director or an officer or former director or officer of the corporation or any of its affiliates, as well as any other person whom the court considers appropriate.

The OBCA provides a right of compulsory acquisition for an offeror that acquires 90% of a corporation’s securities pursuant to a take-over bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror. The OBCA also provides that where a person, its affiliates and associates acquire 90% or more of a class of equity securities of a corporation, then the holder of any securities of that class not counted for the purposes of calculating such percentage is entitled to require the corporation to acquire the holder’s securities of that class in accordance with the procedure set out in the OBCA.

Delaware	Ontario

Stockholder/Shareholder Consent to Action Without Meeting

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders (except stockholder approval of a transaction with an interested stockholder, which may be given only by vote at a meeting of the stockholders) may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.	Under the OBCA, in the case of an offering company, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Special Meetings of Stockholders/Shareholders

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the by-laws.	The OBCA provides that our shareholders may requisition a special meeting in accordance with the OBCA. The OBCA provides that the holders of not less than 5% of our issued shares that carry the right to vote at a meeting may requisition our directors to call a special meeting of shareholders for the purposes stated in the requisition. If the directors do not call such meeting within 21 days after receiving the requisition despite the technical requirements under the OBCA having been met, any shareholder who signed the requisition may call the special meeting.

Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may declare and pay dividends out of capital surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board of directors.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the purchased or redeemed shares are to be retired and the capital reduced.

Under the OBCA, a corporation may pay a dividend in money or other property unless there are reasonable grounds for believing that the corporation is or after the payment would be unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes.

The OBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class. Any such restrictions are set forth in our articles.

Under the OBCA, the purchase or other acquisition by a corporation of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). We are permitted, under our articles, to acquire any of our shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of our board of directors.

Under the OBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a corporation may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

Vacancies on Board of Directors

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or by-laws. Directors chosen to fill vacancies generally hold office until the next election of directors. If, however, a corporation’s directors are divided into classes, a director chosen to fill a vacancy holds office until the next election of the class for which such director was chosen.

Under the OBCA, vacancies that exist on the board of directors may generally be filled by the board of directors if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Our articles of amalgamation set out a minimum number of directors of one (1) and maximum number of directors of ten (10). Under the OBCA, where a minimum and maximum number of directors of a corporation is provided for in its articles, the number of directors of the corporation and the number of directors to be elected at the annual meeting of the shareholders shall be such number as shall be determined from time to time by special resolution or, if the special resolution empowers the directors to determine the number, by resolution of the directors. Where such a resolution is passed, the directors may not, between meetings of shareholders, appoint an additional director if, after such appointment, the total number of directors would be greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders.

Delaware	Ontario

Constitution of Directors

The DGCL does not have residency requirements, but a corporation may prescribe qualifications for directors under its certificate of incorporation or by-laws.	Under the OBCA and our articles of amalgamation, the board of directors must consist of at least three members so long as we remain an “offering corporation” for purposes of the OBCA, which includes a corporation whose securities are listed on a recognized stock exchange such as the Nasdaq. Under the OBCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. Under the OBCA, so long as we remain an offering corporation, at least one-third of our directors must not be officers or employees of our company or our affiliates.

Removal of Directors; Terms of Directors

Under the DGCL, except in the case of a corporation with a classified board of directors (unless the certificate of incorporation provides otherwise) or in the case of a corporation with cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Under the OBCA, shareholders of a corporation may, by resolution passed by a majority of the vote cast thereon at a meeting of shareholders, remove a director and may elect any qualified person to fill the resulting vacancy. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

The OBCA provides that shareholders shall elect at each annual meeting of shareholders at which an election of directors is required, directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election. It is not necessary that all directors elected at a meeting of shareholders hold office for the same term. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his or her election.

Inspection of Books and Records

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, upon written demand, inspect the corporation’s books and records during business hours for a proper purpose and may make copies and extracts therefrom.	Under the OBCA, registered holders of shares, beneficial owners of shares and creditors of a corporation, their agents and legal representatives may examine the records of the corporation during the usual business hours of the corporation, and may take extracts from those records, free of charge, and, if the corporation is an offering corporation, any other person may do so upon payment of a reasonable fee.

Delaware	Ontario

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (1) the board of directors adopts a resolution setting forth the proposed amendment, declaring its advisability and specifying whether the stockholders will vote on the amendment at a special meeting or annual meeting of stockholders; provided that, unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (2) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

The DGCL requires that certain amendments to a certificate of incorporation be approved by a particular class of stockholders. If an amendment requires a class vote, it must be approved by a majority of the outstanding stock of the class entitled to vote on the matter, unless a greater proportion is specified in the certificate of incorporation or other provisions of the DGCL.

Under the DGCL, a corporation’s stockholders may amend its by-laws. The board of directors also may amend a corporation’s by-laws if so authorized in the certificate of incorporation.

Under the OBCA, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the special resolution. In certain cases, holders of a class or series of shares are entitled to vote separately on the resolution.

Under the OBCA, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. The by-law, amendment or repeal is generally effective immediately; however, the directors must submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal.

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or who was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if: (1) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (2) in a criminal action or proceeding, the individual had no reasonable cause to believe that his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought determines, in its discretion, that such person is fairly and reasonably entitled to indemnity.

If a director or officer successfully defends a third-party or derivative action, suit or proceeding, the DGCL requires that the corporation indemnify such director or officer for expenses (including attorneys’ fees) actually and reasonably incurred in connection with his or her defense.

Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

Under the OBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to such indemnified persons.

The foregoing indemnification is prohibited under the OBCA unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of any other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

In addition to any indemnity the corporation may elect to provide, the OBCA provides that an individual referred to above is entitled to an indemnity from the corporation against all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity referred to above, if, in addition to fulfilling the conditions in (i) and (ii) above, the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

Delaware	Ontario

The corporation may also, with the approval of a court, indemnify an individual referred to above or advance moneys to such individual in respect of an action by or on behalf of the corporation or other entity to obtain a judgement in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity, if the individual fulfils the conditions in (i) above.

Our by-laws provide that we shall indemnify the foregoing persons on substantially the terms set forth above.

Limited Liability of Directors

The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. The DGCL does not permit any limitation of a director’s liability for:

(1) breaching the duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith; (3) engaging in intentional misconduct or a known violation of law; (4) obtaining an improper personal benefit from the corporation; or (5) paying a dividend or approving a stock repurchase that was illegal under applicable law.

The OBCA does not permit the limitation of a director’s liability as the DGCL does.

Under the OBCA, directors and officers owe a fiduciary duty to the corporation. Every director and officer of a corporation must act honestly and in good faith with a view to the best interests of the corporation and must also exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Directors will not be found liable for breach of their duties where they exercise the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances. This includes good faith reliance on: financial statements and reports represented by an auditor or officer of the corporation to fairly present the financial position of the corporation; advice or reports from an officer or employee of the corporation where it is reasonable in the circumstances to rely on such information; and, reports from an engineer, lawyer, accountant, or other person whose profession lends credibility to a statement made by any such person.

Stockholder/Shareholder Lawsuits

Under the DGCL, a stockholder may bring a derivative action on behalf of a corporation to enforce the corporation’s rights if he or she was a stockholder at the time of the transaction which is the subject of the action. Additionally, under Delaware case law, a stockholder must have owned stock in the corporation continuously until and throughout the litigation to maintain a derivative action. Delaware law also requires that, before commencing a derivative action, a stockholder must make a demand on the directors of the corporation to assert the claim, unless such demand would be futile. A stockholder also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the OBCA, a “complainant”, which includes a current or former shareholder (including a beneficial shareholder), director or officer of a corporation or its affiliates (or former director or officer of the corporation or its affiliates) and any other person who, in the discretion of the court, is an appropriate person, may make an application to court to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate (a derivative action).

No derivative action may be brought unless notice of the application has been given to the directors of the corporation or its subsidiary not less than fourteen days before bringing the application and the court is satisfied that (i) the directors of the corporation or the subsidiary will not bring, diligently prosecute or defend or discontinue the action, (ii) the complainant is acting in good faith and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. A complainant is not required to provide the notice referred to above if all of the directors of the corporation or its subsidiary are defendants in the action.

In connection with a derivative action, the court may make any order it thinks fit, including an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action.

Delaware	Ontario

Blank Check Preferred Stock/Shares

Under the DGCL, a corporation’s certificate of incorporation may authorize the board of directors to issue new classes of preferred shares with voting, conversion, dividend distribution and other rights to be determined by the board of directors at the time of issuance. Such authorization could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill”, which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

Under our articles of amalgamation, preferred shares may be issued in one or more series. Accordingly, our board of directors is authorized, without shareholder approval, but subject to the provisions of the OBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as our board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to the common voting shares.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could make it more difficult for a third-party to acquire a majority of our outstanding shares and thereby have the effect of delaying, deferring or preventing a change of control of us or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our subordinate voting shares.

The OBCA does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill”, which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares. However, unlike Delaware law, pursuant to applicable Canadian securities laws, Canadian securities regulators have frequently ceased traded shareholder rights plans in the face of a take-over bid.

Advance Notification Requirements for Proposals of Stockholders/Shareholders

Delaware corporations’ by-laws typically provide that stockholders may introduce a proposal to be voted on at an annual or special meeting of the stockholders, including nominees for election to the board of directors, only if they provide notice of such proposal to the secretary of the corporation in advance of the meeting. In addition, advance notice by-laws frequently require stockholders to provide information about their board of directors nominees, such as a nominee’s age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her own name, share ownership and any agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the by-laws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Under the OBCA, the directors of a corporation are required to call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting. Under the OBCA, the directors of a corporation may call a special meeting at any time. In addition, the OBCA provides that holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders.

In our by-laws, we have has included certain advance notice provisions with respect to the election of its directors (the “Advance Notice Provisions”). Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors. Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time period.

Other Important Provisions in Articles of Amalgamation and Bylaws

The following is a summary of certain important provisions of our articles of amalgamation and bylaws, as amended. Please note that this is only a summary, is not intended to be exhaustive and is qualified in its entirety by reference to the articles of amalgamation and bylaws. For further information, please refer to the full version of the articles of amalgamation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Objects and Purposes

Our articles of amalgamation do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our articles of amalgamation on the business that we may carry on.

Directors

Interested Transactions

The OBCA states that a director must disclose to us, in accordance with the provisions of the OBCA, the nature and extent of an interest that the director has in a material contract or material transaction, whether made or proposed, with us, if the director is a party to the contract or transaction, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or has a material interest in a party to the contract or transaction.

A director who holds an interest in respect of any material contract or transaction into which we have entered or propose to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless the contract or transaction:

●	relates primarily to the director’s remuneration as a director, officer, employee or agent of our company or an affiliate of our company;

●	is for indemnity or insurance otherwise permitted under the OBCA; or

●	is with an affiliate.

Remuneration of Directors

The OBCA provides that the remuneration of directors, if any, may be determined by the directors subject to our articles of amalgamation and bylaws. That remuneration may be in addition to any salary or other remuneration paid to any employees who are also directors.

Age Limit Requirement

Neither our articles of amalgamation nor the OBCA impose any mandatory age-related retirement or non-retirement requirement for directors.

Action Necessary to Change the Rights of Holders of Shares

Shareholders can authorize the amendment of our articles of amalgamation to create or vary the special rights or restrictions attached to any of the shares by passing a special resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution. A special resolution means a resolution passed by: (1) a majority of not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting or (2) a resolution consented to in writing by all of the shareholders entitled to vote.

Shareholder Meetings

We must hold an annual general meeting of shareholders at least once every year at a time and place determined by the board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting but no later than six months after the end of the preceding financial year. A meeting of shareholders may be held anywhere in Canada, as provided in our bylaws or, at a place outside Canada if our board of directors so determines.

Directors may, at any time, call a special meeting of shareholders. Shareholders holding not less than 5% of the issued voting shares may also cause directors to call a shareholders’ meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to shareholders, to each director and the auditor not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice is effectively longer. Under the OBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws requirements are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for meetings is two persons present and holding, or represented by proxy, 25% of the issued shares entitled to be voted at the meeting. If a quorum is not present at the opening of the meeting, the shareholders may adjourn the meeting to a fixed time and place but may not transact any further business.

Holders of outstanding common shares are entitled to attend meetings of shareholders. Except as otherwise provided with respect to any particular series of preferred shares, and except as otherwise required by law, the holders of preferred shares are not entitled as a class to receive notice of, or to attend or vote at any meetings of shareholders. Directors, the secretary (if any), the auditor and any other persons invited by the chairman or directors or with the consent of those at the meeting are entitled to attend at any meeting of shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Director Nominations

Pursuant to a bylaw relating to the advance notice of nominations of directors, shareholders seeking to nominate candidates for election as directors other than pursuant to a proposal or requisition of shareholders made in accordance with the provisions of the OBCA, must provide timely written notice to the corporate secretary. To be timely, a shareholder’s notice must be received (i) in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder must be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board of directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. This bylaw also prescribes the proper written form for a shareholder’s notice.

Impediments to Change of Control

Our articles of amalgamation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves our company.

Compulsory Acquisition

The OBCA provides that if, within 120 days after the date of a take-over bid made to shareholders of a corporation, the bid is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the bid relates, the offeror is entitled to acquire (on the same terms on which the offeror acquired shares under the take-over bid) the shares held by those holders of shares of that class who did not accept the take-over bid. If a shareholder who did not accept the take-over bid (a dissenting offeree) does not receive an offeror’s notice, with respect to a compulsory acquisition (as described in the preceding sentence), that shareholder may require the offeror to acquire those shares on the same terms under which the offeror acquired (or will acquire) the shares owned by the shareholders who accepted the take-over bid.

Ownership and Exchange Controls

Competition Act

Limitations on the ability to acquire and hold common shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Mergers that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition (the “Commissioner”). Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in our company, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Investment Canada Act

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of an investment to establish a new Canadian business by a non-Canadian or of the acquisition by a non-Canadian of “control” of a “Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for advance review and approval will be higher in monetary terms for a member of the World Trade Organization. The Investment Canada Act generally prohibits the implementation of such a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions. The acquisition of a majority of the voting shares of a corporation is deemed to be acquisition of control of that corporation. The acquisition of less than a majority but one-third or more of the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation.

In addition, under the Investment Canada Act, national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada, with the relevant test being whether such an investment by a non-Canadian could be “injurious to national security.” The Minister of Industry has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to national security review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find us and our common shares less attractive because we are governed by foreign laws.

Transfer Agent and Registrar

The registrar and transfer agent for our common shares is TSX Trust Company, located at 301 - 100 Adelaide Street West, Toronto, Ontario M5H 4H1.

DESCRIPTION OF COMMON SHARES

We may issue our common shares either alone or underlying other securities convertible into or exercisable or exchangeable for our common shares.

Holders of our common shares are entitled to certain rights and subject to certain conditions as set forth in our articles of amalgamation and bylaws, as amended. See “Description of Share Capital — Common Shares.”

DESCRIPTION OF OUR PREFERRED SHARES

Preferred Shares

Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of amalgamation, as amended, our board of directors can issue an unlimited amount of preferred shares from time to time in one or more series. Our board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of preferred shares without shareholder approval.

Outstanding Preferred Shares. Holders of our outstanding preferred shares are entitled to certain rights and subject to certain conditions as set forth in our articles of amalgamation and by-laws, as amended. See “Description of Share Capital — Preferred Shares.”

DESCRIPTION OF DEBT SECURITIES

We may issue series of debt securities, which may include debt securities exchangeable for or convertible into common shares or preferred shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

●	the title of the debt securities;

●	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

●	any limit on the aggregate principal amount of the debt securities;

●	the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

●	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

●	the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

●	any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

●	any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

●	the currency of denomination of the debt securities;

●	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

●	if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●	the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

●	any provisions relating to any security provided for the debt securities;

●	any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

●	any addition to or change in the covenants described in the indenture with respect to the debt securities;

●	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

●	a discussion of material income tax considerations applicable to the debt securities;

●	any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

●	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable for and/or convertible into common shares or preferred shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of common shares, preferred shares or other securities to be received by the holders of debt securities would be calculated.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase our common shares, preferred shares or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Equity Warrants

Each equity warrant issued by us will entitle its holder to purchase the equity securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of the equity warrants, the equity warrant agreements relating to the equity warrants and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the equity warrants;

●	the initial offering price;

●	the aggregate amount of equity warrants and the aggregate amount of equity securities purchasable upon exercise of the equity warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the amount of equity warrants issued with each equity security;

●	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

●	if applicable, the minimum or maximum amount of the equity warrants that may be exercised at any one time;

●	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of tax, accounting or other considerations applicable to the equity warrants;

●	anti-dilution provisions of the equity warrants, if any;

●	redemption or call provisions, if any, applicable to the equity warrants; and

●	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

Each debt warrant issued by us will entitle its holder to purchase the debt securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the debt warrants;

●	the initial offering price;

●	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the title and terms of any related debt securities with which the debt warrants are issued and the amount of the debt warrants issued with each debt security;

●	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

●	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

●	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

●	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

●	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

●	anti-dilution provisions of the debt warrants, if any;

●	redemption or call provisions, if any, applicable to the debt warrants; and

●	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indentures governing such debt securities.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the units will be issued;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

●	through agents;

●	to dealers or underwriters for resale;

●	directly to purchasers;

●	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

●	through a combination of any of these methods of sale.

The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. The terms of any such sales will be described in the applicable prospectus supplement.

Offered securities may be sold at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We may loan or pledge securities to a financial institution or other third parties that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

Conflicts of Interest

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions in our offering documents. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in their ordinary course of business.

Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

EXPENSES

The following table sets forth the aggregate expenses to be paid by us in connection with this offering. All amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee		$27,275
Legal Fees and Expenses		+
FINRA filing fees		+
The NASDAQ Capital Market Listing Fee		+
Accounting Fees and Expenses		+
Printing Expenses		+
Miscellaneous		+
Total	$

+	Estimated expenses are not presently known.

LEGAL MATTERS

The validity of the debt securities, warrants and units offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Pryor Cashman LLP, our special United States counsel. The validity of the common and preferred shares, the debt securities, the warrants and the units to the extent governed by Ontario law, will be passed upon for us by Meretsky Law Firm, our special legal counsel as to Ontario, Canada law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

Our consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 have been incorporated by reference herein and in the registration statement from our Annual Report on Form 20-F, in reliance upon the report of Smythe LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The office of Smythe LLP is located at 1700-475 Howe St, Vancouver, BC V6C 2B3, Canada.

$300,000,000

SPHERE 3D CORP.

Prospectus

Common Shares

Preferred Shares

Debt Securities

Warrants

Units

September 2, 2021